UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Endeavour International Corporation
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811 Main Street, Suite 2100

Houston, Texas 77002

April [    ], 2012

Dear Stockholder:

We cordially invite you to attend Endeavour’s Annual Meeting of Stockholders, which will be held on Thursday, May 24, 2012, at 10:00 a.m., Central Daylight Time, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010. In addition to acting on the matters outlined in the enclosed proxy, you will hear a report on our business and have the opportunity to meet with our Directors and Executives.

Your vote is important to us. Whether or not you plan to attend the meeting in person, we encourage you to vote so that your shares will be represented. If you do attend the Annual Meeting, you may revoke your proxy should you wish to vote in person.

We look forward to seeing you at the Annual Meeting and greatly appreciate your continued support.

Sincerely,

William L. Transier
Chairman, Chief Executive Officer and President

Notice of Annual Meeting of Stockholders

To be Held May 24, 2012

Dear Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of Endeavour International Corporation, a Nevada corporation (the “Company”), which will be held on Thursday, May 24, 2012, at 10:00 a.m., Central Daylight Time, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010. The Annual Meeting will be held for the following purposes:

1.	To elect three Class II Directors whose term will expire in 2015;

2.	To ratify the appointment of KPMG LLP (“KPMG”) as independent registered public accounting firm for the Company for the year ending December 31, 2012;

3.	To amend the Company’s 2010 Stock Incentive Plan;

4.	To amend the Company’s Amended and Restated Articles of Incorporation; and

5.	To transact such other business as may properly come before such meeting or any adjournment(s) or postponement(s) thereof.

The close of business on March 30, 2012 has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof. The approximate date on which this proxy statement and form of proxy are first being sent or given to stockholders is April [ ], 2012.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we ask that you sign and return the enclosed proxy or vote via the telephone or the Internet as promptly as possible to ensure that your shares will be represented. Please see the enclosed proxy card for specific instructions. Your Internet and telephone votes may be cast up until 11:59 p.m, Eastern Daylight Time, on the evening of May 23, 2012. A self-addressed, postage paid envelope has been enclosed for your convenience if you wish to vote by mail. If you attend the meeting, you may withdraw any previously given proxy and vote your shares in person.

By Order of the Board of Directors,

Andrea F. Sigerseth
April [ ], 2012	Secretary

Important Notice Regarding the Availability of Proxy Materials

For the Annual Meeting of Stockholders to be Held on May 24, 2012

The Notice of Annual Meeting of Stockholders, our Proxy Statement and our Annual Report are available at

www.proxyvote.com

Endeavour International Corporation

Proxy Statement

2012 Proxy Statement

Summary of Proposals Submitted for Vote

Proposal One—Election of Directors

At the Annual Meeting you will be asked to elect to the Board of Directors the three persons nominated by the Board of Directors. The three nominees are to be elected for a three-year term.

Proposal Two—Ratification of Independent Registered Public Accounting Firm

At the Annual Meeting you will be asked to ratify the audit committee’s appointment of KPMG as the Company’s independent registered public accounting firm for the year 2012.

Proposal Three—Approval of the Amendment to the Company’s 2010 Stock Incentive Plan

At the Annual Meeting you will be asked to approve the Amendment to the Company’s 2010 Stock Incentive Plan to increase the number of available Plan shares by 1,950,000.

Proposal Four—Approval of the Amendment to the Company’s Articles of Incorporation

At the Annual Meeting you will be asked to approve an amendment to our Articles that would increase the number of authorized shares of common stock to 125,000,000. Each additional share of our common stock authorized will have the same rights and privileges as each currently authorized share of our common stock. Our Articles currently authorize the issuance of 64,285,714 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value.

The Board of Directors unanimously recommends that the stockholders vote

FOR each of the proposals listed above.

The foregoing are only summaries of the proposals.

You should review the full discussion of the proposals in this proxy statement before casting your vote.

Proposal One—Election of Directors

Structure of the Board

Our Amended and Restated Bylaws provide for one to fifteen Directors (as determined by resolution of the Board of Directors) to be divided into three classes consisting of Class I, Class II and Class III Directors, whose terms of office are currently scheduled to expire, respectively, on the dates of our annual meetings of stockholders in 2014, 2012 and 2013. Our Board of Directors has currently fixed the number of Directors at seven, consisting of two Class I members, three Class II members and two Class III members.

Proposal

Three Directors are to be elected at the 2012 Annual Meeting. The three nominees, who are current members of the Board, are to be elected as Class II Directors for a three-year term expiring at our annual meeting of stockholders in 2015. Each such Director will hold office until his or her successor is duly elected and qualified. There is no cumulative voting in the election of Directors and the Class II Directors will be elected by a plurality of the votes cast at the Annual Meeting.

Nominees for Election and Continuing Directors

The following table sets forth information regarding the names, ages and principal occupations of the nominees and the continuing Directors, directorships in other companies held by them and the length of continuous service as a Director of the Company:

Nominees for Election at the Annual Meeting

Class II Director	Principal Occupation and Directorships	Age

Sheldon R. Erikson	Director of Cameron International Corporation since 1996; Director of Rockwood Holdings Inc. since 2006; Director of the Company since February 2010.	70

Nancy K. Quinn	Principal of Hanover Capital LLC, a privately-owned advisory firm providing financial and strategic services primarily within the energy industry since July 1996; Director of Atmos Energy Corporation since 2004; Director of Helix Energy Solutions Group, Inc. since February 2009; Director of the Company since March 2004.	58

John N. Seitz	Director of ION Geophysical Corporation since 2003; Director of Gulf United Energy since January 2011; Member of Board of Managers of Constellation Energy Partners, LLC; Director of the Company since February 2004 and Vice Chairman of the Board since October 2006.	60

Continuing Directors

Class I Director	Principal Occupation and Other Directorships

John B. Connally III	Independent oil and gas investor; Chairman, CEO and President of Gulf United Energy, Inc; Founder and Principal of Pure Gas Partners, Ltd., Former Director of Pure Energy Group, Inc.; Director of the Company since May 2002 and Lead Director since September 2010.	65

Charles J. Hue Williams	Consultant to Lambert Energy Advisory Limited; Non-Executive Director of Lambert Energy Advisory Limited since 2006; Non-Executive Director of Wicken Company Ltd. U.K. Director of the Company since April 2007.	69

Class III Director	Principal Occupation and Other Directorships

Leiv L. Nergaard	Partner, Norscan Partners AS since January 2007; Director of Yara International ASA since March 2004; Deputy Chairman of the Board of the Norwegian German Chamber of Commerce; Senior Advisor at Greenhill & Company International LLP; Director of the Company since November 2008.	70

William L. Transier	Chief Executive Officer and President of the Company since 2004; Director of Cal Dive International, Inc. since December 2006, Helix Energy Solutions Group, Inc. since October 2000 and Reliant Resources, Inc. (now GenOn Energy Inc.) from December 2006 until May 2009; Director of the Company since February 2004 and Chairman of the Board since October 2006.	57

Each of the nominees and Directors named above has been engaged in the principal occupation set forth opposite his or her name for the past five years except:

Mr. Nergaard became a Director of the Company in November 2008. He was chairman of the board of directors for Storebrand ASA from October 2000 until June 2009. He was chairman of the Board of Rieber & Son ASA from April 2000 to March 2006, chairman of the Norwegian industry and commerce securities market committee until January 2011, a board member and chairman of the audit committee of Yara International ASA since 2004 and a Senior Advisor to Greenhill & Company International, LLP since 2006. He is also deputy chairman of the board of the Norwegian German Chamber of Commerce.

Review of Directors and Director Nominees

Each of our current Directors and Director nominees brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas. Set forth below are the conclusions reached by the Board with regard to its Directors and Director nominees.

Mr. Erikson brings his many years of energy industry experience, knowledge and insight to the Board. Mr. Erikson’s experience in the design, engineering and marketing of energy products and services are especially valuable to the Company. Mr. Erikson also brings over twenty years of corporate governance experience to the Board.

Mr. Connally brings his many years of experience as a successful independent oil and gas investor and businessman to the Board. As the founder of several oil and gas exploration and production companies, Mr. Connally is well versed in our industry. Mr. Connally qualifies as an audit committee financial expert under SEC guidelines.

Mr. Hue Williams brings his extensive background in the oil and gas industry and financial markets in the United Kingdom to the Board. Mr. Hue Williams also brings many years of experience in governance and compliance to the Board.

Mr. Nergaard brings his extensive background in Scandinavian and European energy and financial markets to the Board. Mr. Nergaard qualifies as an audit committee financial expert under SEC guidelines.

Ms. Quinn brings her many years of experience in the U.S. financial services industry as well as her superior business leadership skills to the Board. Ms. Quinn qualifies as an audit committee financial expert under SEC guidelines.

Mr. Seitz brings his many years of experience in executive and management roles within the oil and gas industry to the Board. Mr. Seitz also brings his knowledge and expertise as a petroleum geologist to the Board.

Mr. Transier serves as our Chief Executive Officer and President and brings his invaluable perspective as our top executive officer to the Board. Mr. Transier also brings his 36 years of experience in the energy industry to the Board, including a strong financial foundation from his experience as a CPA, partner in an international accounting firm and CFO prior to founding and leading Endeavour.

Board of Directors Recommendation

The Board of Directors recommends voting “FOR”

the election of each of the Director nominees.

Proposal Two—Ratification of Independent Registered Public Accounting Firm

Reasons for the Proposal

The Audit Committee of the Board of Directors has appointed KPMG as independent registered public accounting firm for the Company for the year ending December 31, 2012. The submission of this matter for ratification by stockholders is not legally required; however, the Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Board of Directors on an important issue of corporate governance. If the stockholders do not ratify the appointment of KPMG, the selection of such firm as independent public accountants for the Company will be reconsidered by the Audit Committee. Even after such reconsideration, however, the Audit Committee would not be required to appoint a different independent registered public accounting firm. Moreover, even if the stockholders ratify the appointment of KPMG, the Audit Committee will not be prevented from appointing a different independent registered public accounting firm.

KPMG served as our independent registered public accounting firm for the audit of our financial statements for the year ending December 31, 2011. We initially engaged KPMG in 2004. A representative from KPMG is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions.

Audit and Non-Audit Fees Summary

The total fees billed by KPMG for fiscal years 2011 and 2010 consisted of:

	2011	2010
Audit Fees (1)	925,431	1,090,453

Audit-Related Fees (2)	403,800	321,000
Tax Fees (3)	105,349	$175,756
All Other Fees	—	—

(1)	Audit fees relate to professional services rendered for the audit of the annual financial statements on Form 10-K, the review of financial statements included in quarterly reports on Form 10-Q and audit services provided in connection with statutory and regulatory filings, including audit of internal controls over financial reporting.
(2)	Audit-related fees relate to professional services rendered for registration statements and offerings.
(3)	Tax fees relate to professional services rendered related to international and U.S. tax compliance and /or consulting.

The Audit Committee approved 100% of the fees paid to KPMG for audit, audit-related, and tax fees; and pre-approves all non-audit services to be performed by our principal accountant in accordance with the Audit Committee charter.

Board of Directors Recommendation

The Board of Directors recommends voting “FOR” the ratification of KPMG as independent registered public accounting firm.

Proposal Three—Approval of the Amendment to the Company’s 2010 Stock Incentive Plan

Reasons for the Proposal

The Endeavour International Corporation 2010 Stock Incentive Plan (the “2010 Plan”) was previously approved by our Board on February 10, 2010 and our stockholders at our 2010 Annual Meeting of Stockholders. The 2010 Plan provides for the granting of options (either incentive stock options within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”), or options that do not constitute incentive stock options (“nonqualified stock options”)), restricted stock awards, performance awards, incentive awards, and bonus stock awards (see “Types of Awards” below) to the Officers, Directors, employees and consultants of our company and those of our affiliates.

The 2010 Plan was originally adopted with a reservation of 8,000,000 shares of our common stock to be used in connection with the granting of awards pursuant to the 2010 Plan. On November 18, 2010, we completed a 1-for-7 reverse stock split reducing the number of shares reserved for the 2010 Plan to 1,142,857. On February 16, 2012 our Board approved a first amendment to the 2010 Plan which would authorize an additional 1,950,000 shares of our common stock to be utilized for awards pursuant to the 2010 Plan (the “First Amendment”). Accordingly, we are requesting that our Stockholders approve the increase in the maximum number of shares of common stock that may be granted as equity incentive awards under the 2010 Plan by 1,950,000 shares of common stock. If our stockholders approve this Proposal and First Amendment to the 2010 Plan, the Company will file, pursuant to the Securities Act of 1933, as amended, a registration statement on Form S-8 to register the additional shares available for issuance under the 2010 Plan.

The 2010 Plan originally authorized us to issue up to 1,142,857 shares of common stock (split adjusted). Of the shares that have been granted pursuant to the 2010 Plan as of March 30, 2012:

•	There are a total of [ ] shares of our common stock currently outstanding.

•

There are a total of [    ] stock options outstanding, with an average exercise price of $[    ] and a remaining average term of [    ] years. Exercise prices for our outstanding stock option awards range from $[    ] to $[    ].

•	There are a total of [ ] full value awards outstanding which include [ ] restricted stock and [ ] performance share awards.

•

Only [    ] shares of our common stock were available for issuance as awards under the 2010 Plan, meaning that substantially all of the authorized and available shares have now been issued under the 2010 Plan.

Using the figures above, dilution from our equity compensation plan would be [    ]% on a fully diluted basis if this proposal is approved.

Accordingly, our Board has determined that there are not sufficient shares available for issuance under the 2010 Plan to meet our needs for future grants during the coming years, and an increase in available shares is necessary to continue granting incentive and reward opportunities to eligible participants while assisting us in retaining top talent.

Why We Believe You Should Vote for This Proposal

The Company has demonstrated commitment to sound equity compensation practices.

We recognize that equity compensation awards dilute shareholder equity and must be used judiciously. Our equity compensation practices are designed to be in line with the energy market, and we believe our historical share usage has been responsible and mindful of shareholder interests. Our average burn rate (total shares used for equity compensation awards each year divided by weighted average outstanding shares for the year) for the last three years has been [    ]%.

In addition, in 2012 the Compensation Committee structured the ongoing executive equity awards to have a greater correlation to company performance by further linking executive compensation with positive long-term stock performance by implementing a relative total shareholder return performance share plan (TSR performance plan). To earn the performance shares, the relative total shareholder return ranking will be measured among a designated peer group at the end of a three-year performance period and the final payout will be determined based on the peer ranking.

Approval will allow the Company to continue to provide equity compensation, a critical tool for creating shareholder value.

The use of Company stock as part of the Company’s compensation program is important to the continued success of the Company. Equity compensation fosters an employee ownership culture and motivates employees to create shareholder value, because the value employees realize from equity compensation is based on the Company’s stock performance. Equity compensation also promotes a focus on long-term value creation, because equity compensation awards are subject to vesting and/or performance conditions and generally provide the greatest value to employees when held for longer terms.

Equity compensation awards are also a critical recruitment and retention tool.

The Company’s performance is dependent on recruiting and retaining talented employees in a highly competitive energy industry. A competitive compensation program is essential for attracting and retaining such employees, and equity compensation awards are an important and expected component of such a program. The Company would be at a severe competitive disadvantage if it could not use Company stock-based awards to compensate its employees. To recruit highly-experienced employees, companies typically offer to replace unvested equity compensation that will be forfeited when the employee leaves the prior employer. If our shareholders do not approve the Plan, in the future our employees may not have as significant an amount of the Company’s stock at risk of forfeiture, and could therefore be recruited at a relatively reduced cost. At the same time, our recruiting efforts could be compromised.

If the Plan is not approved, the Company will be required to reevaluate its compensation program in general.

If this Proposal is not approved, we do not expect to be able to issue further meaningful or valuable stock-based incentive awards pursuant to the 2010 Plan. As such awards have traditionally been a fundamental element of our compensation philosophy of “pay for performance,” and we believe that such awards further our goal of providing a long-term incentive for our employees and Directors by motivating them to increase our common stock’s value, we will be required to reevaluate our compensation program in general. To remain competitive without providing equity compensation, the Company would need to replace components of compensation previously delivered in equity awards with other forms of compensation that may not necessarily align employee interests with those of shareholders as well as Company stock-based awards.

The Plan has several provisions designed to protect shareholder interests and promote effective corporate governance, including:

•	The Plan prohibits granting stock options and stock appreciation rights with an exercise price or base price less than the fair market value of a share of stock on the date of grant;

•	The Plan prohibits repricing of any stock option or stock appreciation right without shareholder approval;

•

The Plan prohibits shares from being added back to the aggregate plan limit under the following circumstances: (1) shares tendered in payment of the option price; (2) shares withheld by Endeavour to satisfy the tax withholding obligation; and (3) shares that are repurchased by Endeavour with option right proceeds;

•	Material amendments of the Plan require shareholder approval;

•	Employee Awards under the Plan are administered by an independent committee of the Board;

•	Minimum three-year vesting requirements for options, restricted stock awards and incentive awards, except as awarded in lieu of cash compensation; and

•

The Plan’s definition of “change in control” prevents accelerated vesting of awards under circumstances where a change in control is pending but has not occurred (except where the shareholders have authorized a sale of all the Company’s assets or a complete liquidation of the Company).

Summary Description of the 2010 Plan

A summary of the principal features of the 2010 Plan, as amended by the First Amendment, is provided below but does not purport to be a complete description of all of the provisions of the 2010 Plan. The summary below should be read in conjunction with, and is qualified in its entirety by reference to, the full text of (i) the 2010 Stock Incentive Plan, which was filed as Appendix A to our Definitive Proxy Statement filed on April 20, 2010, and (ii) the First Amendment to the 2010 Stock Incentive Plan, which is set forth below in Appendix A.

General

The purpose of the 2010 Plan is to provide a means to enhance our profitable growth and that of our affiliates by attracting and retaining employees, Directors, consultants and advisors by providing such individuals with a means to acquire and maintain stock ownership or awards the value of which is tied to the performance of our common stock. The 2010 Plan also provides additional incentives and reward opportunities designed to strengthen such individuals’ concern for our welfare and their desire to remain in our employ. We seek to achieve the 2010 Plan’s purpose by primarily providing grants of (1) incentive stock options qualified as such under U.S. federal income tax laws (“Incentive Options”), (2) stock options that do not qualify as incentive stock options (“Nonstatutory Options,” and together with Incentive Options, “Options”), (3) restricted stock awards (“Restricted Stock Awards”), (4) performance awards, (5) incentive awards, and (6) bonus stock (collectively referred to as “Awards”). Individual terms applicable to the various Awards, such as vesting or transferability, may be established by the Compensation Committee at the time of grant.

No Awards, including Incentive Options, may be made under the 2010 Plan after the date that is ten years from the date the 2010 Plan became effective.

The 2010 Plan, in part, is intended to qualify under the provisions of Section 422 of the Code. See “— Federal Tax Consequences.” The 2010 Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Administration of the 2010 Plan

Our Board has appointed the Compensation Committee of the Board (the “Compensation Committee”) to administer the 2010 Plan pursuant to its terms and all applicable state, federal, or other rules or laws, except in the event our Board chooses to take action under the 2010 Plan. Unless otherwise limited by the 2010 Plan, Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Code, the Compensation Committee has broad discretion to administer the 2010 Plan, interpret its provisions, and adopt policies for implementing the 2010 Plan. This discretion includes the power to determine those employees, consultants and/or outside Directors who will receive an award, the time or times when such award will be made, the type of the award and the number of shares of common stock to be issued under the award or the value of the award.

The Compensation Committee may from time to time, in its sole discretion, delegate to our chief executive officer the administration of the 2010 Plan, including the right to grant awards, insofar as such administration and power to grant awards relates to any person who is not subject to Section 16 of the Exchange Act. Such delegation may be effective only so long as the chief executive officer is a member of our Board, and the Compensation Committee may revoke the delegation at any time. The Compensation Committee, in its sole discretion, may place any conditions and restrictions on the powers delegated to the chief executive officer. In the event of a conflict in a determination or interpretation under the 2010 Plan as between the Compensation Committee and our chief executive officer, the determination or interpretation of the Compensation Committee will be conclusive.

Persons Who May Participate in the 2010 Plan

Any individual who provides services to us or our affiliates, including non-employee Directors and consultants (an “Eligible Person”), and is designated by the Compensation Committee to receive an Award under the 2010 Plan will be a “Participant.” Any individual granted an Award which remains outstanding under the 2010 Plan, including an individual who is no longer an Eligible Person, will continue to be a Participant for purposes of the 2010 Plan. As of March 30, 2012, we have 6 non-employee Directors, [    ] consultants, [    ] Officers and approximately [    ] employees eligible to participate in the 2010 Plan.

A Participant under the 2010 Plan will be eligible to receive an Award pursuant to the terms of the 2010 Plan and subject to any limitations imposed by appropriate action of the Compensation Committee. No Award may be granted in each fiscal year to Eligible Persons with regard to shares of common stock equaling more than 142,857 (which was originally 1,000,000, but as the number provided in the original plan document was subject to any adjustment due to recapitalization or reorganization permitted under the 2010 Plan, our reverse stock split automatically modified the number) and no payment may be made in cash with respect to performance awards that are not related to common stock in excess of $5,000,000.

With respect to Incentive Options, a Participant must be our employee or an employee of one of our corporate subsidiaries and, immediately before the time the Incentive Option is granted, the Participant may not own stock possessing more than 10% of the total combined voting power or value of all classes of our stock or that of a subsidiary unless, at the time the Incentive Option is granted, the exercise price of the Incentive Option is at least 110% of the fair market value of the common stock underlying the Incentive Option and the Incentive Option is not, by its terms, exercisable after the fifth year anniversary of the date of grant.

Securities to be Offered

Shares Subject to the 2010 Plan. The maximum aggregate number of shares of common stock that may be granted for any and all Awards under the original 2010 Plan was 8,000,000, but was adjusted to 1,142,857 in connection with our reverse stock split (and will remain subject to any adjustment due to recapitalization or reorganization permitted under the 2010 Plan). If common stock subject to any Award is not issued, or ceases to be issuable or transferable for any reason, including (but not exclusively) because an Award is forfeited, terminated, or expires unexercised, the shares of common stock that were subject to that Award will again be available for issue, transfer or exercise pursuant to Awards under the 2010 Plan to the extent allowable by law. However, shares of our common stock that are tendered or withheld in payment of an Option exercise price shall not be returned to the 2010 Plan nor become available for issuance under the 2010 Plan. The common stock sold pursuant to the 2010 Plan may be authorized but unissued shares, shares held by us in treasury, or shares which have been reacquired by us including shares which have been bought on the market for the purposes of the 2010 Plan. The fair market value of the common stock on a given date will be the mean of the closing sales price reported by NYSE or an alternative national stock exchange for the common stock on such date or, if no such sale takes place on such day, the preceding trading date. If the common stock is traded over the counter, then fair market value will mean the average of the high and low bid and asked prices reported for our common stock. If our common stock is no longer traded on an exchange at the time a determination of the fair market value must occur, the Compensation Committee shall determine the appropriate value for the common stock consistent with the requirements of Section 409A of the Code. There are no fees, commissions or other charges applicable to a purchase of common stock under the 2010 Plan.

Types of Awards

Stock Options. We may grant Options to Eligible Persons including Incentive Options (only to our employees or those of our subsidiaries) which comply with Section 422 of the Code and Nonstatutory Options. The exercise price of each Option granted under the 2010 Plan will be stated in the Option agreement and may vary; however, the exercise price for an Option must not be less than the fair market value per share of common stock as of the date of grant (or 110% of the fair market value for certain Incentive Options, as discussed above). Options may be exercised as the Compensation Committee determines, but not later than ten years from the date of grant. The Compensation Committee will determine the methods and form of payment for the exercise price of an Option and the methods and forms in which common stock will be delivered to a Participant.

Restricted Stock Awards. A Restricted Stock Award is a grant of shares of common stock subject to a risk of forfeiture, performance conditions, restrictions on transferability, and any other restrictions imposed by the Compensation Committee in its discretion. The Compensation Committee may provide that the restrictions on disposition and the obligations to forfeit the shares will lapse based on the following: (a) the attainment of one or more performance measures established by the Compensation Committee; (b) the participant’s continued employment or continued service as a consultant or director with us or our affiliates for a specified period; (c) the occurrence of any event or the satisfaction of any other condition specified by the Compensation Committee in its sole discretion; or (d) a combination of any of these factors. The performance measures may be made subject to adjustment for specified significant extraordinary items or events, and may be absolute, relative to one or more other companies, or relative to one or more indices, and may be contingent upon future performance of us or any of our affiliates, divisions or departments.

Restrictions may lapse at such times and under such circumstances as determined by the Compensation Committee. However, if the forfeiture restrictions applicable to a Restricted Stock Award are based on an individual’s continued employment or service, then, unless such Award is issued in lieu of all or a portion of the cash compensation payable to the Participant under any compensation program, the forfeiture restrictions shall not lapse in full prior to three years from the date of grant, except in the event of a Change in Control (as defined below) or at the discretion of the Compensation Committee in the event of the participant’s retirement, disability, death or other termination of employment. Each Restricted Stock Award constitutes an immediate transfer of the record and beneficial ownership of the shares of restricted stock to the Participant in consideration of the performance of services as an employee, consultant or director, entitling the grantee to all voting and other ownership rights in such shares. We retain custody of the shares of common stock issued pursuant to a Restricted Stock Award until the disposition and forfeiture obligations lapse

Performance Awards. The Compensation Committee may designate that certain Awards granted under the 2010 Plan constitute “performance” Awards. A performance Award is any Award the grant, exercise or settlement of which is subject to one or more performance standards. The Compensation Committee is authorized to grant performance Awards to selected individuals, which may be paid in cash, common stock or a combination of the two, at the discretion of the Compensation Committee. At the time of grant, the Compensation Committee will establish the maximum number of shares of common stock subject to, or the maximum value of, each performance Award and the performance period over which the performance applicable to the Award will be measured. The receipt of cash or shares of common stock pursuant to a performance Award will be contingent upon satisfaction by us, or any of our affiliates, divisions or departments, of performance targets established by the Compensation Committee at or near the beginning of the performance period. The performance targets may be made subject to adjustment for specified significant extraordinary items or events and may be absolute, relative to one or more other companies, or relative to one or more indices. The Compensation Committee may establish performance targets applicable to performance Awards based upon (1) the price of a share of common stock, (2) our earnings per share, (3) our market share, (4) the market share of a business unit designated by the Compensation Committee, (5) our sales, (6) the sales of a business unit designated by the Compensation Committee, (7) our net income (before or after taxes) (8) the net income of any business unit designated by the Compensation Committee, (9) our cash flow or return on investment or the cash flow or return on investment of any business unit designated by the Compensation Committee, (10) the earnings before or after interest, taxes, depreciation, and/or amortization of us or any of our business units designated by the Compensation Committee, (11) the economic value added, (12) the return on capital, assets, or stockholders’ equity achieved by us, (13) the total stockholders’ return achieved by us, or (14) a combination of any of the foregoing. Dividend equivalents paid on a share of common stock subject to the performance award will not be paid prior to the achievement of the performance measures. All other terms of the award will be established by the Committee.

Incentive Awards. Incentive Awards are rights to receive shares of common stock (or the fair market value thereof), or rights to receive an amount equal to any appreciation or increase in the fair market value of common stock over a specified period of time. Such Awards vest over a period of time established by the Compensation Committee, without satisfaction of any performance criteria or objectives; provided, however, that, unless the Award is issued in lieu of all or a portion of the cash compensation payable to the Participant under any compensation program, the incentive award shall not be 100% vested prior to three years from the date of grant, except in the event of a Change in Control or at the discretion of the Committee in the event of the participant’s retirement, disability, death or other termination of employment. Payment of an incentive Award may be made in cash, common stock, or a combination thereof as determined by the Committee.

Bonus Stock. The Compensation Committee is authorized to grant common stock as a bonus. A bonus stock Award is a transfer of unrestricted shares of common stock that need not be subject to performance criteria or objectives or to forfeiture.

Other Provisions

Tax Withholding. At the discretion of the Compensation Committee and subject to conditions that the Compensation Committee may impose, a participant’s tax withholding with respect to an Award may be satisfied by withholding from any payment related to an Award or by the withholding of shares of common stock issuable pursuant to the Award based on the fair market value of the shares.

Merger or Recapitalization. If any change is made to our capitalization, such as a stock split, stock combination, stock dividend, exchange of shares or other recapitalization, merger or otherwise, which results in an increase or decrease in the number of outstanding shares of common stock, appropriate adjustments will be made by the Compensation Committee in the shares subject to an Award under the 2010 Plan.

Change in Control. The 2010 Plan provides that, upon a Change in Control, all outstanding Awards previously granted become fully vested, any restrictions with respect to such Awards lapse and any performance goals with respect to such Awards are deemed to have been met in full.

Under the 2010 Plan, a Change in Control shall generally mean: (1) that we (a) are not the surviving entity in a merger or consolidation, or (b) we dissolve or liquidate, and in connection with (a) or (b), the persons who were Directors on our Board before such a transaction cease to constitute a majority of the Board; (ii) a third party person or group gains ownership or control of over 30% of our voting stock and in connection with the transaction, the persons who were Directors on our Board before such a transaction cease to constitute a majority of the Board; (iii) we sell all or substantially all of our assets to a third party; (iv) during a period of two consecutive years, Directors who were members of our Board at the beginning of such time (or any director whose election or nomination was approved by the majority of Directors then in office) cease to constitute a majority of the Board; or (v) any other event that a majority of our Board, in its discretion determines to constitute a Change in Control.

Amendment. Our Board may terminate the 2010 Plan at any time with respect to any shares of common stock for which Awards have not previously been granted. Our Board shall also have the right to alter or amend the 2010 Plan from time to time, provided that no Participant’s rights are adversely impacted without the consent of the Participant. The 2010 Plan may not be amended without stockholder approval to increase the aggregate number of shares of common stock that may be issued under the 2010 Plan, increase the number of shares of common stock that may be issued as Incentive Stock Options, to change the definition of an Eligible Person under the 2010 Plan or to amend or delete the provisions that currently restrict the repricing of Options.

Transferability of Awards. An Award (other than an Incentive Stock Option, which shall be transferable by the laws of descent and distribution alone) shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA or the rules thereunder, or (iii) with the consent of the Compensation Committee.

Federal Tax Consequences

The following discussion is for general information only and is intended to summarize briefly the U.S. federal tax consequences to Participants arising from participation in the 2010 Plan. This description is based on current law, which is subject to change (possibly retroactively). Awards under the 2010 Plan could be subject to additional taxes under Section 409A of the Code. However, Awards currently outstanding have been designed to avoid application of Section 409A of the Code and if Awards are granted subject to Section 409A of the Code, such Awards will be designed to comply with the limitations and restrictions of such provision. The tax treatment of a Participant in the 2010 Plan may vary depending on his particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state, or local tax consequences.

Nonstatutory Options; Incentive Options. Participants will not realize taxable income upon the grant of a Nonstatutory Option. Upon the exercise of a Nonstatutory Option, a Participant will recognize ordinary compensation income (subject to withholding by us) in an amount equal to the excess of (i) the amount of cash and the fair market value of the common stock received, over (ii) the exercise price (if any) paid therefor. A Participant will generally have a tax basis in any shares of common stock received pursuant to the cash exercise of a Nonstatutory Option that equals the fair market value of such shares on the date of exercise. Subject to the discussion under “—Code Limitations on Deductibility” below, we (or a subsidiary) will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules.

Participants eligible to receive an Incentive Option will not recognize taxable income on the grant of an Incentive Option. Upon the exercise of an Incentive Option, a Participant will not recognize taxable income, although the excess of the fair market value of the shares of common stock received upon exercise of the Incentive Option (“ISO Stock”) over the exercise price will increase the alternative minimum taxable income of the Participant, which may cause such Participant to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an Incentive Option would be allowed as a credit against the Participant’s regular tax liability in a later year to the extent the Participant’s regular tax liability is in excess of the alternative minimum tax for that year.

Upon the disposition of ISO Stock that has been held for the requisite holding period (at least two years from the date of grant and one year from the date of exercise of the Incentive Option), a Participant will recognize capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the Participant for the ISO Stock. However, if a Participant disposes of ISO Stock that has not been held for the requisite holding period (a “Disqualifying Disposition”), the Participant will recognize ordinary compensation income in the year of the Disqualifying Disposition in an amount equal to the amount by which the fair market value of the ISO Stock at the time of exercise of the Incentive Option (or, if less, the amount realized in the case of an arm’s length disposition to an unrelated party) exceeds the exercise price paid by the Participant for such ISO Stock. A Participant would also recognize capital gain to the extent the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Stock on the exercise date. If the exercise price paid for the ISO Stock exceeds the amount realized (in the case of an arm’s-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.

Neither us nor our subsidiaries will be entitled to any federal income tax deduction upon the grant or exercise of an Incentive Option, unless a Participant makes a Disqualifying Disposition of the ISO Stock. If a Participant makes a Disqualifying Disposition, we (or a subsidiary) will then, subject to the discussion below under “—Code Limitations on Deductibility,” be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by a Participant under the rules described in the preceding paragraph.

Under current rulings, if a Participant transfers previously held shares of common stock (other than ISO Stock that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of a Nonstatutory Option or Incentive Option, no additional gain will be recognized on the transfer of such previously held shares in satisfaction of the Nonstatutory Option or Incentive Option exercise price (although a Participant would still recognize ordinary compensation income upon exercise of an Nonstatutory Option in the manner described above). Moreover, that number of shares of common stock received upon exercise which equals the number of shares of previously held common stock surrendered therefor in satisfaction of the Nonstatutory Option or Incentive Option exercise price will have a tax basis that equals, and a capital gains holding period that includes, the tax basis and capital gains holding period of the previously held shares of common stock surrendered in satisfaction of the Nonstatutory Option or Incentive Option exercise price. Any additional shares of common stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the Participant, plus the amount of compensation income recognized by the Participant under the rules described above. If a reload option is issued in connection with a Participant’s transfer of previously held common stock in full or partial satisfaction of the exercise price of an Incentive Option or Nonstatutory Option, the tax consequences of the reload option will be as provided above for an Incentive Option or Nonstatutory Option, depending on whether the reload option itself is an Incentive Option or Nonstatutory Option.

The 2010 Plan allows the Compensation Committee to permit the transfer of Awards in limited circumstances. See “Other Provisions—Transferability of Awards.” For income and gift tax purposes, certain transfers of Nonstatutory Options generally should be treated as completed gifts, subject to gift taxation.

The Internal Revenue Service (the “IRS”) has not provided formal guidance on the income tax consequences of a transfer of Nonstatutory Options. However, the IRS informally has indicated that after a transfer of stock options, the transferor will recognize income, which will be subject to withholding, and FICA/ FUTA taxes will be collectible at the time the transferee exercises the stock options.

In addition, if the Participant transfers a vested Nonstatutory Option to another person and retains no interest in or power over it, the transfer is treated as a completed gift. The amount of the transferor’s gift (or generation-skipping transfer, if the gift is to a grandchild or later generation) equals the value of the Nonstatutory Option at the time of the gift. The value of the Nonstatutory Option may be affected by several factors, including the difference between the exercise price and the fair market value of the stock, the potential for future appreciation or depreciation of the stock, the time period of the Nonstatutory Option and the illiquidity of the Nonstatutory Option. The transferor will be subject to a federal gift tax, which will be limited by (i) the annual exclusion of $13,000 (in 2012) per donee, (ii) the transferor’s lifetime unified credit, or (iii) the marital or charitable deductions. The gifted Nonstatutory Option will not be included in the Participant’s gross estate for purposes of the federal estate tax or the generation-skipping transfer tax.

This favorable tax treatment for vested Nonstatutory Options has not been extended to unvested Nonstatutory Options. Whether such consequences apply to unvested Nonstatutory Options is uncertain and the gift tax implications of such a transfer is a risk the transferor will bear upon such a disposition.

Restricted Stock Awards; Bonus Stock; Performance or Incentive Awards; Cash-settled Awards. A Participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time the cash is otherwise made available for the Participant to draw upon. In general, a Participant will recognize ordinary compensation income as a result of the receipt of common stock pursuant to a Restricted Stock Award, bonus stock Award, or a performance or incentive Award in an amount equal to the fair market value of the common stock when such stock is received; provided, however, that if the stock is not transferable and is subject to a substantial risk of forfeiture when received, a Participant will recognize ordinary compensation income in an amount equal to the fair market value of the common stock (i) when the common stock first becomes transferable or is no longer subject to a substantial risk of forfeiture in cases where a Participant does not make an valid election under Section 83(b) of the Code or (ii) when the common stock is received in cases where a Participant makes a valid election under Section 83(b) of the Code.

A Participant will be subject to withholding for federal, and generally for state and local, income taxes at the time he recognizes income under the rules described above with respect to common stock or cash received. Dividends, if any, that are received by a Participant prior to the time that the common stock is taxed to the Participant under the rules described in the preceding paragraph are taxed as additional compensation, not as dividend income. The tax basis in the common stock received by a Participant will equal the amount recognized by him as compensation income under the rules described in the preceding paragraph, and the Participant’s capital gains holding period in those shares will commence on the later of the date the shares are received or the restrictions lapse.

Subject to the discussion immediately below, we (or a subsidiary) will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Participant under the foregoing rules.

Code Limitations on Deductibility. In order for the amounts described above to be deductible by us (or a subsidiary), such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

Our ability (or that of a subsidiary) to obtain a deduction for future payments under the 2010 Plan could also be limited by the golden parachute payment rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.

Finally, our the ability (or that of a subsidiary) to obtain a deduction for amounts paid under the 2010 Plan could be limited by Section 162(m) of the Code, which limits the deductibility, for federal income tax purposes, of compensation paid to certain executive officers of a publicly traded corporation to $1,000,000 with respect to any such officer during any taxable year of the corporation. However, an exception applies to this limitation in the case of certain performance-based compensation. In order to exempt performance-based compensation from the $1,000,000 deductibility limitation, the grant or vesting of the Award relating to the compensation must be based on the satisfaction of one or more performance goals as selected by the Compensation Committee. Performance-based Awards intended to comply with Section 162(m) of the Code may not be granted in a given period if such Awards relate to shares of common stock which exceed a specified limitation or, alternatively, the performance-based Awards may not result in compensation, for a Participant, in a given period which exceeds a specified limitation. A Participant who receives an Award or Awards intended to satisfy the performance-based exception to the $1,000,000 deductibility limitation may not receive performance-based Awards relating to more than 142,857 shares of common stock available for issuance under the 2010 Plan or, with respect to Awards not related to shares of common stock, $5,000,000, in any given fiscal year. Although the 2010 Plan has been drafted to satisfy the requirements for the performance-based compensation exception, we may determine that it is in our best interests not to satisfy the requirements for the exception. See “Awards—Performance Awards.”

Participation in the 2010 Plan

The grant of awards under the 2010 Plan to employees, consultants and Directors, including any named executive officer, is subject to the discretion of the administrator of the 2010 Plan. As of the date of this proxy statement, there has been no determination by the administrator with respect to future awards under the 2010 Plan and, accordingly, future awards are not determinable. As of March 30, 2012, the fair market value of our common stock was $[    ] per share, which was the closing sales price on such date reported by the NYSE.

The amendments to the 2010 Plan are being proposed because our Compensation Committee and our Board believe that this amendment will provide needed flexibility to award incentives to our employees that contribute to our company’s continued success, provide our employees with ownership interest in our company, maintain competitive compensation levels, attract and retain talented employees, provide incentives for continued service and, thereby, promote our long-term growth and profitability by aligning the interests of our employees with stockholders.

The actual amount of shares to be granted in future years under the proposed amended to the 2010 Plan is discretionary not determinable at this time. However, our Board believes that the amount of shares granted in 2012 and each year thereafter under the proposed amendment will be generally consistent with the amount of shares granted in 2010 and 2011 under the 2010 Plan.

Board of Directors Recommendation

The Board of Directors recommends voting “FOR” the approval of the Amendment to the Company’s 2010 Stock Incentive Plan.

Proposal Four—Approval of the Amendment to the Company’s Amended and Restated Articles of Incorporation

Proposal

Our Board recommends that our stockholders approve an amendment to our Amended and Restated Articles of Incorporation (“Articles”) that would increase the number of authorized shares of common stock to 125,000,000. Each additional share of our common stock authorized will have the same rights and privileges as each currently authorized share of our common stock. Our Articles currently authorize the issuance of 64,285,714 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value.

Reason for the Proposed Amendment

Endeavour has moved from a start-up company in 2004, through several acquisitions in the North Sea through 2006, our expansion into the U.S. in 2010, and most recently acquisitions in the North Sea including a significant pending acquisition of producing properties. As a Company, we continue to look for the flexibility to undertake these types of transactions to support our business model and planned future growth. Our 1-for-7 reverse stock split in November 2010 reduced the authorized but unissued shares by the same proportion, with a corresponding impact on that flexibility. Additionally, we currently have several convertible securities outstanding, in addition to our common stock and outstanding options. We submit this proposal to ensure that an adequate supply of authorized shares is available to maintain our flexibility to undertake growth activities. We anticipate opportunities may arise in the future where we will need to issue additional shares in connection with acquisitions, financing transactions, incentive equity plans and for other corporate purposes that have not yet been identified.

The Board believes the 60,714,286 share increase in the authorized shares of common stock is in stockholders’ best interest. If the amendment is approved, the additional authorized shares of common stock would be available for issuance in the future for corporate purposes, including, without limitation, financing, acquisitions, stock splits, stock dividends and management incentive and employee benefit plans, as the Board may deem advisable, without the necessity of further action, except as may be required by applicable law or relevant stock exchange regulations.

For example, additional stockholder approval will generally be required by the NYSE for our Board to issue any of these additional shares if the number of shares to be issued in a single transaction or series of related transactions exceeds 20% of the number of shares of our outstanding common stock or outstanding voting power and those shares are not issued in a public offering for cash or in certain limited private financings. In that case, the rules of the NYSE would require us to obtain stockholder approval as a condition to listing the additional shares.

Amendment

As amended, the first paragraph of Section 4.01 of Article IV of our Articles would read as follows:

“The total number of shares of authorized capital stock of the corporation that the corporation shall have the authority to issue is 135,000,000, of which 125,000,000 shares having a par value of $0.001 per share shall be designated as Common Stock and 10,000,000 shares having a par value of $0.001 per share shall be designated as Preferred Stock.”

General

We are required under Nevada corporate law to obtain approval from our stockholders to amend the Articles. This amendment, if approved by the stockholders, would become effective by the filing of an amendment to the Articles with the Secretary of State of the State of Nevada, which we anticipate filing as soon as reasonably practicable after the Annual Meeting.

The proposed amendment does not change the terms of the common stock. The shares of common stock to be authorized and issued will have full voting rights and the same rights to dividends and distributions.

The issuance of additional shares of common stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of diluting our current stockholders and could have the effect of making it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of the Company. We are not aware of any attempts on the part of a third party to effect a change of control of the Company and we have not proposed the amendment in an attempt to benefit from any possible anti-takeover effects it may have.

As of March 30, 2012 we had approximately [    ] million shares of common stock outstanding. Of those shares, approximately [    ] million shares are restricted shares subject to vesting periods of up to three years. The remaining shares are freely tradable. In addition, approximately [    ] million shares are issuable upon the exercise of presently outstanding stock options under our employee incentive plans and [    ] million shares are issuable upon the exercise of presently outstanding options and warrants outside our employee incentive plans. Finally, [    ] million shares are issuable upon the conversion of our convertible senior notes due 2012, 4,228,571 million shares are issuable upon conversion of our Series C Preferred Stock, based upon the conversion price of $8.75 per share, and [    ] million shares are issuable upon conversion of our 11.5% convertible bonds, based on a conversion price of $[    ] per share.

Board of Directors Recommendation

The Board of Directors recommends voting “FOR” the approval of the Amendment to our Articles.

Executive Officers

Name	Age	Position
William L. Transier	57	Chief Executive Officer, President and Chairman of the Board of Directors
James J. Emme	55	Executive Vice President – North America
Carl D. Grenz	57	Executive Vice President – International
J. Michael Kirksey	56	Executive Vice President, Chief Financial Officer
Robert L. Thompson	65	Senior Vice President, Chief Accounting Officer and Corporate Planning

The following is a brief summary of the business experience of each of the above-named individuals:

William L. Transier—Mr. Transier has served as our Chief Executive Officer, President and Chairman of the Board since September 2006. Prior to that, he served as our co-Chief Executive Officer and Director since our founding in February 2004. From November 2003 to February 2004, Mr. Transier was a founder and co-Chief Executive Officer of NSNV, Inc. From 1999 to 2003, Mr. Transier was Executive Vice President and Chief Financial Officer for Ocean Energy, Inc., an oil and gas exploration and production company, prior to its merger with Devon Energy Corporation. Mr. Transier began his career in public accounting with KPMG LLP, an international audit and business strategy consulting firm, where he rose to the title of partner and headed its energy practice. Mr. Transier is a director of Cal Dive International, Inc. and Helix Energy Solutions Group, Inc. He also served as a director of Reliant Resources Inc. (now GenOn Energy, Inc.) from December 2002 until June 2009. Mr. Transier is a former chairman of the Natural Gas Supply Association, and former chairman of the Texas Department of Information Resources, having been appointed to that post by Texas Governor Rick Perry.

James J. Emme—James J. Emme joined the Company on January 20, 2010 as Executive Vice President—North America. Prior to joining Endeavour, Mr. Emme served as Senior Vice President Exploration at Max Petroleum from September 2009 to January 2010 and president at Source Exploration, LLC from 2008 to 2010. He was also President and Chief Operating Officer for Elk Resources, Inc from 2006 to 2008 and he spent more than twenty years with Anadarko Petroleum Corporation serving as Worldwide Vice President of Exploration and Business Development. Mr. Emme began his career at ARCO Oil & Gas in 1978. He is an active member of the American Association of Petroleum Geologists, the Rocky Mountain Association of Geologists and the Houston Geological Society. He also serves in various roles at the Colorado School of Mines.

Carl D. Grenz—Carl D. Grenz joined the Company on November 3, 2008 as Executive Vice President—Operations and was promoted to the position of Executive Vice President—International in September 2010. Prior to joining Endeavour, Mr. Grenz served as Chief of Global Production at BHP Billiton, a global diversified resources company, from 2006 to 2008. His additional roles at BHP Billiton included Onshore Operations Manager, Point of AYR Onshore Gas Terminal, United Kingdom from 1994 to 1998; Offshore Operations Manager, Liverpool Bay, United Kingdom from 1998 to 2001; Vice President, Director of Operations, Port of Spain, Trinidad, West Indies from 2001 to 2005; and Senior Operations Manager, Houston, Texas from 2005 to 2006. Mr. Grenz served as offshore installation manager from 1983 to 1988 and Senior Operations Superintendent from 1988 to 1991 for Hamilton Oil. Mr. Grenz began his career at Shell UK Exploration and Production in 1975.

J. Michael Kirksey—Mr. Kirksey joined the Company as Executive Vice President, Chief Financial Officer on September 26, 2007. Mr. Kirksey served as Chief Financial Officer from 2006 through 2007 for Sirva, Inc., a moving and relocation company located in Chicago, Illinois. From 2004 through 2005, Mr. Kirksey was employed as Chief Financial Officer for ION Geophysical Corporation, an oil and gas technical services company located in Houston, Texas. Mr. Kirksey was Chief Executive Officer from 2000 to 2002 and Chief Financial Officer from 1997 to 2000 of Metals USA, Inc., a distributor and service provider of metal and metal components located in Houston, Texas. Mr. Kirksey began his career at Arthur Andersen & Co., an international audit and business strategy consulting firm, where he spent 13 years.

Robert L. Thompson—Mr. Thompson has served as our Vice President, Chief Accounting Officer and Corporate Planning since March 2004; he was promoted to Senior Vice President on June 5, 2007. From 2001 to 2003 Mr. Thompson served as Vice President and Controller of Ocean Energy, Inc., an oil and gas exploration and production company, and from 2000 to 2001 Mr. Thompson served as Senior Consultant on Finance and Economics at Cambridge Energy Research Associates, an advisory firm focused on the energy industry. Mr. Thompson spent the majority of his career with Oryx Energy Company, an oil and gas exploration and production company, and its predecessors. His positions there included Director-Financial Analysis, Director-Business Planning and Acquisitions, and Controller and Vice President-Planning. Mr. Thompson is a certified public accountant.

Corporate Governance

Directors are expected to make every effort to attend each Board meeting and each meeting of any Committee on which he or she sits. Attendance in person is preferred but attendance by teleconference will be permitted if necessary. Directors are also expected to make every effort to attend in person the Annual Meeting of Stockholders. Our Board of Directors held 9 meetings during 2011. Each Director attended at least 75% of the aggregate total number of Board and Committee meetings on which such Director served during his or her tenure of service in 2011. In addition, all of the Directors attended the 2011 Annual Meeting of Stockholders held in Houston, Texas on May 26, 2011. Our Board of Directors is comprised of a majority of independent directors as required by the rules of the NYSE. The Board has determined that Ms. Quinn and Messrs. Connally, Erikson, Hue Williams, Nergaard and Seitz are “independent” as that term is defined by the rules of the NYSE and the SEC. In making this determination, the board considered transactions and relationships between each director or his or her immediate family and the Company and its subsidiaries. The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. When assessing the materiality of a director’s relationship with us, the Board of Directors considers the issue not merely from the standpoint of the Director, but also from the standpoint of the person or organizations with which the Director has an affiliation.

In particular, in 2011, the Board evaluated Mr. Hue Williams’ status as a Compliance Consultant to Lambert Energy Advisory Limited, an energy financial consulting company to which we paid fees totaling approximately $463,444 in 2011. Lambert Energy and its subsidiaries provide us with ongoing financial advisory services as well as specific transaction–related services. Mr. Hue Williams’ consulting services to Lambert Energy are limited in scope to compliance issues. The subject matter upon which Mr. Hue Williams consults has no bearing upon the financial advisory services provided to the Company and he receives no compensation from Lambert Energy related to the services provided by Lambert Energy to the Company.

Also, the Board evaluated Mr. Erikson’s status as a member of the board of directors of Cameron International Corporation to which we paid approximately $880,463 in 2011. Cameron International is a supplier of flow equipment, systems and services to worldwide oil, gas and process industries. The Board determined that, per NYSE and SEC rules, these transactions did not affect Mr. Erikson’s independence and did not exceed established thresholds.

As a result of this review, the board affirmatively determined, based on its understanding of such transactions and relationships, that, with the exception of Mr. Transier, none of our directors has any material relationships with the Company or its subsidiaries, and that all such directors are independent of the Company under the standards set forth by the NYSE and the SEC. Accordingly, as required, a majority of the members of the Board are independent. Mr. Transier is not independent because of his employment as an executive of the Company. This independence determination is analyzed annually to promote arms-length oversight.

The Board of Directors currently has the following four standing committees:

1.	Audit Committee;

2.	Compensation Committee;

3.	Governance & Nominating Committee; and

4.	Technology & Reserves Committee

The charters for each Committee are available on our website at www.endeavourcorp.com or in print to any stockholder who requests it. Requests may be sent to the attention of the Corporate Secretary, Endeavour International Corporation at 811 Main Street, Suite 2100, Houston, Texas 77002.

Audit Committee

The Audit Committee consists of Ms. Quinn and Messrs. Connally and Nergaard. Ms. Quinn serves as Chair of the Audit Committee. While the Board has determined that all members of the Audit Committee are qualified to serve as financial experts, Ms. Quinn is the designated Audit Committee financial expert. The Audit Committee held 8 meetings during 2011. The Board of Directors has determined that all of the members of the Audit Committee are independent in accordance with the requirements of the rules and regulations of the SEC promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules of the NYSE. The Audit Committee is appointed by the Board of Directors to assist the board in oversight of:

•	the integrity of our financial statements;

•	the compliance by the Company with legal and regulatory requirements;

•	the performance of our internal audit function and supervision of our independent auditors; and

•	the review of our independent registered public accounting firm’s qualifications and independence.

The report of the Audit Committee is set forth beginning on page 50.

Compensation Committee

The Compensation Committee consists of Ms. Quinn and Messrs. Connally and Erikson. Mr. Connally serves as Chair of the Compensation Committee. The Compensation Committee held 7 meetings during 2011. The Board of Directors has determined that all of the members of the Compensation Committee are independent in accordance with the requirements of the rules and regulations of the SEC promulgated under the Exchange Act and the rules of the NYSE. The Compensation Committee is appointed by the Board of Directors and has overall responsibility for reviewing, evaluating and approving our executive officer compensation arrangements, plans and policies.

The report of the Compensation Committee is set forth beginning on page 49.

The Compensation Committee oversees the administration of compensation programs applicable to all of our employees, including our executive officers, under the charter adopted by the Board of Directors. The Compensation Committee has the sole authority to approve to the extent the Committee determines necessary or appropriate the following compensation items based on such evaluation for our executive officers:

•	annual base salary level;

•	annual incentive opportunity level;

•	long-term incentive opportunity level;

•	employment agreements and severance arrangements; and

•

any special or supplemental benefits, a significant portion of which should be, in the Committee’s view, equity-based compensation, intended to align the employees’ interests with those of our stockholders.

The Compensation Committee has the sole authority to decide whether to retain a compensation consultant to assist in the evaluation of executive officer compensation. The Compensation Committee has delegated administration of compensation programs applicable to employees who are not executive officers to the chief executive officer of the Company.

Governance and Nominating Committee

The Governance and Nominating Committee consists of Messrs. Erikson, Hue Williams, and Nergaard. Mr. Erikson serves as Chair of the Governance and Nominating Committee. The Governance and Nominating Committee held four meetings during 2011 and is appointed by the Board of Directors to:

•

assist the Board in identifying individuals qualified to become Board members and to recommend to the Board individuals to be nominees for election at the annual meetings of stockholders or to be appointed to fill vacancies;

•	recommend to the Board director nominees for each Committee of the Board;

•	advise the Board about appropriate composition of the Board and its Committees;

•	recommend corporate governance guidelines and assist the Board in implementing those guidelines; and

•	assist the Board in its annual review of the performance of the Board and its committees.

Technology & Reserves Committee

The Technology and Reserves Committee consists of Messrs. Seitz and Hue Williams. Mr. Seitz serves as chairman of the Technology and Reserves Committee. The Technology and Reserves Committee held four meetings during 2011. The Committee advises the Board and management on various matters including:

•	The maintenance and strategic planning of the Company’s technology capabilities;

•	The operation and development of the Company’s technology infrastructure; and

•	Changes in laws, regulations and industry guides with respect as to reserve reporting.

Qualification and Nomination of Director Candidates

The Governance and Nominating Committee has the responsibility under its charter to recommend nominees for election as directors to the Board of Directors. In February 2007, the Governance and Nominating Committee recommended Board Governance Guidelines which the Board of Directors approved. Among other governance matters, the Board Governance Guidelines set forth our Board membership criteria. The Board Governance Guidelines are available on our website at www.endeavourcorp.com.

The Governance and Nominating Committee is responsible for reviewing, with the Board on an annual basis, the appropriate skills and characteristics required of Directors in the context of the current make-up of the Board. This assessment includes issues of diversity, age, and skills. The Governance and Nominating Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The Governance and Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The skill set of the overall Board provides a basis for the evaluation and establishes guidelines for an overall set of skills inherent in the group of members of the board. In all cases, the skills an individual brings to the Board should be considered in the context of the overall needs for expertise on the Board.

Each member brings a unique and valuable perspective to the governance of the Company. When these unique skill sets are combined in an environment of collegial interaction and respect, they provide the overall skill set of the Board and provide a strong governance structure.

The skills which we seek in a nominee fall into the two primary areas of business skills and interpersonal social skills. In considering candidates for the Board, the Governance and Nominating Committee will identify the personal characteristics needed in a director nominee so that the Board as a whole will possess the Qualifications of the Board as a Whole as identified in the Board Governance Guidelines and as needed on the Board at the time of the selection of a Director nominee. It is expected that the characteristics needed in a Director nominee will depend on the skills of current Directors and the current needs of the Company. There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the Governance and Nominating Committee. The Governance and Nominating Committee willl consider, through such means as it considers appropriate, potential Director nominees thought to possess the Business Skill Set and the Individual Personal and Social Skill Set as identified in the Board Governance Guidelines.

Recommendation or Nomination of Directors by Stockholders

The Board Governance Guidelines and the Governance and Nominating Committee charter provide proper procedures for identifying Director nominees. The Board Governance Guidelines and the Governance and Nominating Committee charter are available on our website at www.endeavourcorp.com or in print to any stockholder who requests it. Requests may be sent to the attention of the Corporate Secretary, Endeavour International Corporation, at 811 Main Street, Suite 2100, Houston, Texas 77002.

Any stockholder wishing to recommend a candidate for Director should submit the recommendation in writing in care of the Corporate Secretary, Endeavour International Corporation, at 811 Main Street, Suite 2100, Houston, Texas 77002. The written notice should contain the name and address of the stockholder recommending the candidate, the candidate’s name and address, a description of all arrangements or understandings (if any) between the stockholder and the individual being recommended as a potential director, such information about the individual being recommended as would be required to be included in a proxy statement filed under then-current SEC rules, and an indication of the individual’s willingness to serve as a Director. The Governance and Nominating Committee will consider all candidates recommended by any stockholder who complies with the foregoing procedures on the same basis as candidates recommended by our Directors and other sources.

Code of Business Conduct

We have adopted a Code of Business Conduct which applies to all employees, including all executive officers. The Code of Business Conduct was reviewed and updated in November 2011 and it covers topics including, but not limited to, conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, confidentiality, payments to government personnel, anti-bribery and anti-corruption laws, U.S. embargos and sanctions, compliance procedures and employee complaint procedures. The Code of Business Conduct is posted on our website at www.endeavourcorp.com under the “Investor Relations-Corporate Governance” caption.

Board Leadership Structure

William L. Transier serves as both our Chairman of the Board and Chief Executive Officer. The independent Board members have determined that the most effective Board leadership structure for the Company at the present time is for the Chief Executive Officer to also serve as Chairman of the Board, a structure that has served the Company well since inception. Since the Company’s performance is an integral part of Board deliberations, the Chief Executive Officer is the Director best qualified to act as Chairman of the Board.

The Board also believes that independent oversight of management is an important component of an effective Board of Directors, and since Mr. Transier serves as both Chairman of the Board and Chief Executive Officer, the Board elected to appoint John B. Connally III as Lead Director in September 2010. This arrangement allows our Chief Executive Officer to focus on the Company’s day-to-day business and strategy, and convey the management perspective to the Directors. The Board believes that this structure represents an appropriate allocation of roles and responsibilities for the Company at this time and retains the authority to further modify this structure to best address the Company’s circumstances, and so advance the best interests of all stockholders, as and when appropriate.

Our Board’s Role in Risk Oversight

Our Board generally administers its risk oversight function through the Board as a whole. Our Chief Executive Officer, who reports to the Board, and the other executives named in this proxy statement, who report to our Chief Executive Officer, have day-to-day risk management responsibilities. Each of these executives attends the meetings of our Board, where the Board routinely receives reports on our financial results, the status of our operations and our safety performance, and other aspects of implementation of our business strategy, with ample opportunity for specific inquiries of management. The Audit Committee provides additional risk oversight through its quarterly meetings, where it receives a report from our Chief Accounting Officer, Chief Financial Officer, Internal Audit, and other senior financial officers who review our contingencies, significant transactions and subsequent events, among other matters, with management and our independent auditors.

Directors’ Continuing Education

The Company’s Director education policy can be found in the Board Governance Guidelines. The governance guidelines are available on our website at www.endeavourcorp.com or in print to any stockholder who requests it. Requests may be sent to the attention of the Corporate Secretary, Endeavour International Corporation at 811 Main Street, Suite 2100, Houston, Texas 77002.

The Company’s policy encourages all members of the Board of Directors to attend Director education programs appropriate to their individual backgrounds. The Company believes educational opportunities help Directors to stay abreast of developments in corporate governance and “best practices” relevant to their contribution to Endeavour, the Board of Directors, and their specific Committee assignments. The Director education policy provides that the Company will reimburse the Board of Directors for all costs associated with attending any Director education program.

Director Service on Other Boards

Recognizing the substantial time commitment required of Directors, we expect that Directors will serve on the boards of other public companies only to the extent that, in the judgment of our Board, such services do not detract from the Directors’ ability to devote the necessary time and attention to Endeavour. Generally, Directors who serve as chief executive officers should not be on the Boards of more than three other public companies, and all other Directors should limit their service to no more than five public company boards.

Directors Who Change Job Responsibilities

An individual Director who changes the principal employment position he or she held when elected to the Board should notify the chairman of the Governance and Nominating Committee. This policy is not intended to require any Director who changes employment to step down. There should, however, be an opportunity for the Board via the Governance and Nominating Committee to review the continued appropriateness of Board membership under these circumstances.

Term Limits and Retirement

We do not believe there should be term limits on service as a Director on our Board. While term limits could help ensure fresh ideas and viewpoints, they hold the disadvantage of losing the contribution of Directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the Board as a whole. As an alternative to term limits, the Governance and Nominating Committee, in consultation with the Chairman, reviews the propriety of each Director’s continuation on the Board at the conclusion of his or her term.

Stock Ownership Guidelines

The Board of Directors believes that significant stock ownership in Endeavour by our Executive Officers and Directors leads to a stronger alignment of interests between management and stockholders and will result in enhanced stockholder value. In February 2007, the Board adopted stock ownership guidelines. These guidelines were further reviewed and updated on February 16, 2012 and are expressed as a multiple of annual base salary for Executive Officers and annual retainer for Directors as follows:

POSITION	OLD OWNERSHIP LEVELS	NEW OWNERSHIP LEVELS
CEO	5X	6X
All Other Executive Officers	3X	3X
Directors	2X	5X

Directors and Executive Officers have five years from the adoption of these guidelines, or from taking office, whichever is later, to reach the applicable Stock Ownership Level.

Until the applicable Stock Ownership Level is met, upon the vesting of a restricted stock award and after the payment of taxes due as a result of vesting, the Officer or Director is required to hold the net vested shares. Net vested shares are the shares remaining after payment of the applicable taxes owed as a result of vesting of the restricted stock. The Officer or Director will not be required to accumulate any shares in excess of the number of shares owned once the value of shares owned reaches the Stock Ownership Level, regardless of subsequent changes in price of the shares. However, the Officer or Director may only sell shares, other than as required for the payment of taxes due as a result of a vesting, if, after the sale of shares, the Officer or Director will still be in compliance with the Stock Ownership Level under these guidelines as of the day the shares are sold based on current share price and compensation level.

In the event of personal hardship, the Compensation Committee of the Board of Directors has authority to approve deviations from these guidelines.

Director Compensation

Compensation for non-employee (“outside”) Directors was reviewed on December 7, 2011. At that time, we determined our compensation program for outside Directors to be in line with other publicly traded exploration and production companies of a similar market capitalization, its peer group, and thus compensation remains substantially unchanged for 2012:

	2011	2012
Upon first appointment or election to the Board	• Restricted shares of common stock valued at $125,000 on date of grant	• Unchanged

Annual compensation	• $50,000 • Restricted shares of common stock valued at $125,000 on date of grant	• Unchanged

Attendance fees—Board meeting	• $2,000	• Unchanged

Attendance fees—Committee meetings	• $1,500	• Unchanged

Audit Committee Chairperson fee	• $15,000	• Unchanged

Compensation Committee Chairperson fee	• N/A	• $12,500

Committee Chairperson fee for Committees other than Audit & Compensation	• $10,000	• Unchanged

Lead Director	• $20,000	• Unchanged

The restricted stock vests in equal annual increments over a term of three years, commencing on the first anniversary of the award.

Directors’ fees are paid on a quarterly basis. Our Directors have the option of making an annual election to receive, in lieu of cash fees, shares of common stock equal in value to 125% of the cash payment that they would have otherwise received.

The following table provides compensation information for the year ended December 31, 2011 for each non-employee member of our Board of Directors. Mr. Transier does not receive additional compensation for services as a Director and his compensation is discussed in “Executive Compensation”.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (2)	Option Awards ($) (2)	Total ($)
John B. Connally III	120,500		125,000	—	245,500
Sheldon R. Erikson	111,875	(1)	125,000	—	236,875
Charles J. Hue Williams	80,000		125,000	—	205,000
Nancy K. Quinn	131,875	(1)	125,000	—	256,875
Leiv L. Nergaard	103,125	(1)	125,000	—	228,125
John N. Seitz	86,000		125,000	—	211,000

(1)	For the year 2011, Ms. Quinn and Messrs. Erikson and Nergaard elected to take shares in lieu of cash payments for all fees earned. These shares of common stock are equal in value to 125% of the cash payments these directors would have otherwise received.
(2)	These amounts represent the fair market value on the date of grant. See Note 5 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2011 regarding assumptions underlying valuation of equity awards.

The following table presents the grant date fair value of each award made to non-executive directors during 2011 and the aggregate number of share awards outstanding at December 31, 2011.

	Year Ended December 31, 2011		At December 31, 2011
Name	Aggregate Grant Date Fair Value for Restricted Stock Awards ($)	Aggregate Grant Date Fair Value for Stock Option Awards	Aggregate Number of Stock Awards Outstanding (#)	Aggregate Number of Stock Options Outstanding (#)
Mr. Connally	124,996		20,453	—
Mr. Erikson	124,996	—	16,644	—
Mr. Hue Williams	124,996	—	20,453	—
Ms. Quinn	124,996	—	20,453	—
Mr. Nergaard	124,996	—	20,453	—
Mr. Seitz	124,996	—	20,453	—

Compensation Discussion and Analysis

The compensation discussion and analysis set forth below provides an explanation of our compensation programs, including the objectives of such programs and the rationale for each element of compensation, for our Chief Executive Officer (“CEO”), our Chief Financial Officer and our three other most highly compensated executive officers (the “Named Executive Officers”). This section also describes the actions and decisions of the Compensation Committee of our Board of Directors as it relates to 2011 compensation decisions. The discussion is divided into the following sections:

I.	Business Context
II.	The Purpose of Our Executive Compensation Program
III.	Role of the Compensation Committee and Executives in Setting Compensation
IV.	Our Compensation Philosophy
V.	2011 Review of Compensation Practices
VI.	Factors Influencing 2011 Compensation
VII.	Elements of Executive Compensation and Decisions for 2011
VIII.	2012 Compensation
IX.	Other Compensation and Tax Matters

I.	Business Context

We are an independent oil and natural gas company engaged in the acquisition, development and exploration of oil and natural gas properties with operations onshore in the United States and in the United Kingdom sector of the North Sea. The oil and gas exploration and production segment of the international energy industry is highly complex, requiring a broad spectrum of technical, management and commercial skills in order to succeed.

We were founded as a startup competitor in an established market to take advantage of an industry transition as major integrated companies restructured their portfolios away from more mature producing areas. Our strategy involved continued pursuit of niche opportunities in the North Sea that were not viewed by integrated oil companies to be large enough for additional development. In addition to competing against a number of companies of significant size and scale that have been operating in the market for many years, we have seen an influx of newcomers to the market that seek to capitalize on the changing industry dynamics. Beginning in 2010, we underwent an important shift in our business strategy, as evidenced by our entrance into the onshore United States market. This entry into the U.S. expanded our focus to include onshore petroleum systems with shorter cycle times and compelling risk/reward profiles.

In order to execute our business strategy, we must attract and retain highly qualified and technically proficient executives and key employees, competing for a limited talent base with both major and independent oil and gas companies worldwide. As an expanding organization, we seek individuals who are more entrepreneurial in their business approach and are willing to accept the risk associated with an evolving business venture, but also have the capacity and experience to be involved in a much larger organization.

We operate in a very cyclical industry because of volatility in demand and prices for oil and gas. We rely on our executive team to develop, maintain and execute our strategy over the long-term in order to build significant stockholder wealth—through the up and down cycles of the industry. The skills, technical requirements, experience and personal qualities of the executives needed to successfully manage this type of business are currently in very high demand, given the strength of commodity prices and worldwide demand for energy. This high demand for energy and qualified executives presents a significant management challenge for all participants in the industry.

Our executive compensation programs have been designed and are administered to support our long-term strategic objectives and to address the unique characteristics of the competitive market for talent in our industry.

The compensation packages of our Named Executive Officers recognize our need to hire and retain experienced, talented personnel to execute the business strategy for an exploration and production company operating in multiple countries. The strategic concepts that launched Endeavour and led to our growth over the last several years represent the combined vision, insight and worldwide energy industry knowledge of the highly experienced management team we have assembled. We continue to compete for executive talent with much larger, established companies and may pay premiums to attract and retain personnel and compensate for the inherently riskier nature of a newer and smaller company. Our Compensation Committee annually reviews and approves compensation arrangements of all executive officers in conjunction with a review of the evaluation of their performance.

II.	The Purpose of Our Executive Compensation Program

The purpose of our executive compensation program is to provide a meaningful reward system that motivates our executives to be good stewards over our stakeholders’ and stockholders’ interests. It is also intended to provide a competitive total reward program that allows us to attract and retain qualified executive talent from among the pool of talent in our industry, and among other industries, as appropriate.

Our executive compensation programs are intended to provide incentives for executives to:

•	Continue to grow our business in alignment with our stated long-term strategy;

•	Build significant stockholder wealth over the long-term;

•	Deliver annual performance that reflects the execution of our stated strategy based on annual goals;

•	Focus on delivering results as a leader in safety and environmental performance;

•	Remain with us over the long-term;

•	Reflect the value we place on innovation and personal contribution; and

•	Focus on being an active thought leader for the industry insuring a continuing and important role for the upstream industries.

III.	Role of the Compensation Committee and Executives in Setting Compensation

Our executive compensation program is administered by the Compensation Committee of our Board of Directors. The Compensation Committee members include Mr. Sheldon R. Erikson, Ms. Nancy K. Quinn, and Mr. John B. Connally III, who has served as the Committee Chair since 2004. Mr. Erikson was appointed to the Committee in May 2011.

The Compensation Committee’s responsibilities include:

•	Evaluating and approving the Company’s overall compensation strategy;

•	Annually reviewing the performance of and setting the compensation (i.e., salary, incentive awards, and all other elements) for the Company’s CEO;

•	Annually reviewing the performance of and setting the compensation for the other executive officers after considering the CEO’s recommendations; and

•	Reviewing and approving annual incentive payouts and long-term incentive awards under our plans.

A more complete description of the Compensation Committee’s responsibilities and functions is set forth in the Compensation Committee’s charter, which can be found on our website at http://www.endeavourcorp.com.

Consistent with the listing requirements of the New York Stock Exchange, the Compensation Committee is composed entirely of independent, non-employee members of the Board of Directors. Each year, the Compensation Committee reviews any and all relationships that each director may have with us and the Board of Directors reviews the Compensation Committee’s findings.

While the Compensation Committee has the responsibility to approve and monitor all compensation for our Named Executive Officers, the CEO plays an important role in determining executive compensation. At the Compensation Committee’s request, the CEO recommends appropriate company-wide and business unit financial and non-financial performance goals. Under the direction of the Compensation Committee, the CEO and Director of Human Resources work with the compensation consultant to analyze competitive market data and to recommend base salary levels, annual incentive awards and long-term incentive awards for our executive officers. They also work with the Compensation Committee to establish the agenda and prepare meeting information for each Compensation Committee meeting. Our CEO likewise assists the Compensation Committee by providing his evaluation of the performance of the executive officers who report directly to him, and recommends compensation levels for such officers.

IV.	Our Compensation Philosophy

Our compensation philosophy reflects the realities of the competitive market in which we operate and the characteristics of our entrepreneurial environment. The program for Executive Officers, which consists of base salary, performance-based annual bonus and long-term stock-based incentive awards, is designed to promote the strategic objectives that are critical to our long-term success while closely aligning the interests of our executives with the interests of our stockholders. The Compensation Committee’s philosophy in establishing executive compensation programs is:

•

Compensation programs should be designed to allow us to attract and retain very experienced and high caliber professionals and executives in the oil and gas industry. This is a challenge to all in our industry, but we strongly believe that the attraction and retention of highly qualified executive talent is a key to the execution of our strategy. As we continue to expand our operations, we have designed our compensation program to attract the type of executive who has the talent and experience to successfully carry out our business model.

•

Compensation programs should relate to both individual and Company performance. We believe that our compensation programs should provide the opportunity for our CEO and other Named Executive Officers to earn performance-based compensation that is competitive with similarly situated executives of other public companies within the oil and gas industry in the U.S. and European markets. To help ensure that we understand the competitive environment, the Compensation Committee has retained Meridian Compensation Partners, LLC as an independent compensation consultant to assist with this competitive analysis. While we believe that the definition of competitors should generally consider companies in our peer group of similarly situated oil and gas companies, we also recognize that it is difficult to limit the definition to that universe since the competition for talent often crosses many segments of the industry and several different countries.

•

Compensation programs should closely align the interests of executives with those of stockholders. For this reason, we have designed programs that base a significant portion of executive compensation on performance-based cash and equity incentive awards. We believe that this strong focus on incentive compensation best reflects our place in the business cycle and provides the best opportunity for attracting the right mix of executive talent.

•

Compensation programs should reflect our place in the business cycle and the accompanying risk profile of the business. We understand that a company in a growth mode of the business cycle generally represents greater career risk to employees than employment at a mature energy company. For this reason, our incentive compensation programs provide for a higher percentage of at-risk compensation for our executives. Similarly, we generally de-emphasize executive benefits and perquisites compared to more mature companies in our industry.

V.	2011 Review of Compensation Practices

The key components of our executive compensation program have remained substantially the same for the past few years, and we believe the program has been an important factor in our success of attracting, retaining, and motivating our executives. During fiscal 2011, we conducted a comprehensive review of our executive pay program and philosophy. At last year’s Annual Meeting, over 88 percent of our stockholders approved our executive compensation programs by voting in favor of our Say-On-Pay proposal. Notwithstanding the strong stockholder support, the Compensation Committee elected to make a number of adjustments to our programs. The Compensation Committee believes these adjustments further align our executive compensation programs with the interests of our stockholders and current market practices. Additionally, these adjustments continue to advance our governance practices with the aim of further strengthening stockholder support. Below is a summary of the adjustments made to the executive compensation programs to better align our executive compensation structure with current market compensation and governance practices:

•	Reduced post-termination benefits for the CEO by eliminating tax gross-ups;

•	Implemented a relative total shareholder return performance share plan in January 2012 for the CEO and other Named Executive Officers;

•

Modified the mix of long-term incentive compensation in 2012 to reduce time-based restricted stock awards and increase at risk performance-based awards. In 2012, the CEO was granted no time-based restricted stock awards and as a result is 100% at risk in his long-term incentive compensation to the performance of the Company’s stock price;

•	Updated the compensation peer group in September 2011 to more closely align with the Company’s size.

Additionally, as a result of our review, we reaffirmed several important executive compensation components that we believe are effectively designed and working well in alignment with the best interests of our shareowners which include:

•	Stock ownership requirements for both Named Executive Officers and directors;

•	Maximum caps on cash-based incentives;

•	A 15% total shareholder return requirement for a target payout on long-term cash performance awards;

•

Provide the Named Executive Officers the same employee benefits provided to all full-time employees, such as health, disability and life insurance and do not provide executive perquisites or other personal benefits.

VI.	Factors Influencing 2011 Compensation

Market Data

During 2011, the Compensation Committee retained Meridian Compensation Partners, LLC as an independent compensation consultant to assist it with a market analysis and provide it with general consulting services. Meridian Compensation Partners, LLC provided the Compensation Committee with market data from a peer group of companies to assist with its determination of compensation. However, the market data was only used as a benchmark for reference, and the Compensation Committee did not target a specific percentile within the market data.

Our current peer group is composed of similarly-sized companies within the exploration and production industry. The Compensation Committee reviews the composition of the peer group annually to ensure that the companies are relevant for comparative purposes. In late 2010, Meridian Compensation Partners, LLC advised the Compensation Committee regarding appropriate peer companies and after due deliberation, the Compensation Committee chose the following “peer group” companies:

PEER GROUP
U.S.-based Companies	U.K.-based companies
ATP Oil & Gas Corporation	Cairn Energy
Carrizo Oil & Gas Inc.	Dana Petroleum
Denbury Resources Inc.	EnQuest PLC
Forest Oil Corporation	Ithaca Energy
Harvest Natural Resources	JKX Oil & Gas
Newfield Exploration Company	Premier Oil
Stone Energy Corporation	Soco International
Swift Energy Company	Tullow Oil

In 2011, the Compensation Committee conducted an extensive review of the peer group and revised the selection criteria for the peer companies which included the following:

•	Publicly traded U.S.-based companies operating in the U.S., Gulf of Mexico or North Sea;

•	Exploration companies with assets less than $3 billion; and

•	Companies that compete for executive talent.

Based on the peer group review, the following revised peer group was selected in September 2011:

PEER GROUP
U.S.-based Companies
ATP Oil & Gas Corporation
Brigham Exploration Company
Carrizo Oil & Gas Inc.
Crimson Exploration, Inc.
Energy XXI, Ltd.
Gastar Exploration, Ltd.
Goodrich Petroleum Company
McMoran Exploration Company
Northern Oil &Gas, Inc.
Rex Energy Corporation
Rosetta Resources, Inc.
Swift Energy Company
Venoco, Inc.
W&T Offshore, Inc.

2011 Company Performance

The Compensation Committee believes that an assessment of Company performance is key in determining compensation for the executive officers. For 2011 our CEO recommended, and our Compensation Committee agreed, that performance criteria for our Named Executive Officers should focus intensively on the following business objectives:

COMPANY PERFORMANCE 2011

Focus	Weighting (1)	Main Objectives	Performance Results
Production Growth	40%	• Increase average production from 4,200 BOEPD • Exit rate at end of 2011 of 10,000 BOEPD	• Annual production of 3,700 BOEPD

Reserves	20%	• Grow proved reserves from a combination of organic and business development activities	• 1P reserves increased 21% to 22.7 MMBOE representing a 423% reserve replacement ratio

Finance	20%	• Secure capital to support capital expenditure plan and acquisitions • Manage G&A • Increase investor relations activity

•      Successfully raised over $328.4 million through debt and equity financing to ensure sufficient capital for execution of the business strategy

•      Managed G&A to budget

•      Five new analysts initiated coverage on END and conducted three road shows

People	5%	• Build capacity and expertise to support the US and UK operations • Focus on developing in-house intellectual capital through recruitment and cross-functional exchanges	• Successful additions to both technical and professional staff in the US and UK • Cross functional exchanges ongoing between US and UK exploration and engineering groups

Corporate	5%	• Work with a sense of urgency while adhering to core values • Conduct quarterly executive committee planning sessions and regular management and staff communications	• Overall substantial completion of these objectives

Health, Safety and Environment (HSE)	10%	• Do zero harm to people and the environment	• Zero incidents at the Company managed sites during 2011

(1)	Weightings are assigned to each performance objective based on the priority of the objective. These weightings act as guidelines rather than formal payout levels.

Following robust discussions with the CEO, the Compensation Committee independently evaluated the Company performance. The Compensation Committee conducted a detailed analysis of Company performance related to the business objectives and concluded the following:

Production Growth—Production growth was the primary business objective for 2011. In the North Sea, the drilling of the three planned production wells is underway in the Bacchus field, however due to delays which were not under the control of the Company and primarily a result of interruptions by the operator, the planned production did not come online in 2011. In the U.S., 14 new Haynesville wells brought on production during the year and the U.S. production exited the year at approximately 20.0 MMCF/D. The Compensation Committee analyzed both U.S. and U.K. production results and concluded that the overall performance fell below the target objective.

Reserve Growth—The Company increased proved and probable reserves for the year. 1P reserves increased 21% to 22.7 MMBOE representing a 423% reserve replacement ratio. The Compensation Committee concluded the reserve growth met expectations for 2011.

Finance—The Company successfully raised over $328.4 million through debt and equity financing in 2011 which ensured the Company had sufficient capital to for execution of capital expenditures and acquisitions. These transactions met the Compensation Committee’s expectations on our financial performance for 2011.

People, Corporate and HSE—The Compensation Committee reviewed the 2011 objectives related to corporate, people and HSE matters and concluded that the objectives were substantially met.

Shareholder Return—The Compensation Committee also considered the overall fiscal year total shareholder return in assessing the Company’s 2011 overall performance. Since the closing common stock price fell by 59% from year end 2010 to year end 2011, the Compensation Committee took this into consideration when determining bonus compensation. Since fiscal year end, the Company’s stock price has increased by [    ].

Overall, the Compensation Committee evaluated the 2011 business objectives and determined the results were below target. Consequently, bonuses were paid at an average of 62% of target for the CEO and other Named Executive Officers.

Individual Performance

The Compensation Committee believes that individual performance should be a key factor in determining compensation. The Compensation Committee evaluated individual performance independent of Company performance for 2011.

The Compensation Committee does not use a formulaic approach to apply these factors, but takes the Company performance into consideration along with individual performance, market data, competition for qualified talent, compensation history and internal equity, and applies its discretion in determining compensation levels.

VII.	Elements of Executive Compensation and Decisions for 2011

The following describes the primary elements of our executive compensation program and the influence of our philosophy on those elements.

Base Salary

All of our employees are paid a base salary which represents a fixed sum of compensation due the individual in return for their service to us. In establishing base salaries for the executive officers, the Compensation Committee considers a number of factors including the executive’s job responsibilities, individual achievements and contributions, level of experience, personal compensation history, the base salaries typically paid for similar positions within the oil and gas industry and the geographic location of our offices.

Our Compensation Committee reviews the base salary of our CEO and all other Named Executive Officers annually to ensure that a competitive position is maintained. Generally, our CEO recommends to the Compensation Committee changes to salaries for Executive Officers other than himself, while the Compensation Committee independently considers and approves changes to our CEO’s salary. The Compensation Committee independently reviews the market data provided by Meridian Compensation Partners, LLC, our independent compensation consultant, considers the CEO’s recommendations, and then makes its own independent determinations for our executives.

Based on the Compensation Committee’s review of the above discussed factors, the market data and independent judgments, there were no changes made to the salaries of our Named Executive Officers in 2011 except for the following:

Name	Percentage Increase	2011 Base Salary
J. Michael Kirksey	11.76%	$475,000
Carl D. Grenz	11.76%	$475,000
Robert L. Thompson	10.00%	$275,000

Messrs. Kirksey and Grenz were provided base salary increases in January 2011 to reward them for their continued outstanding performance and to align all Executive Vice President base salaries. Mr. Thompson was provided an increase to his base salary effective January 2011 recognizing his continued strong individual performance. There has been no change in the CEO’s base salary since he was elected to the role in 2007.

Annual Bonus

Annual bonuses are used to focus our management on achieving key corporate objectives, positioning us for long-term growth, motivating certain desired individual behaviors and rewarding substantial achievement of our objectives and individual goals. Executive positions have a target annual bonus range as a percentage of base salary that reflects their level of responsibility in the organization and industry practices. Percentage targets are established y the Compensation Committee with the assistance of market data provided by Meridian Compensation Partners, LLC.

Individual annual bonus targets for our Named Executive Officers in 2011 were as follows:

Name	2011 Annual Bonus Target (% of Base Salary)
William L. Transier	100%
J. Michael Kirksey	100%
Carl D. Grenz	100%
James J. Emme	100%
Robert L. Thompson	50%

All annual target bonus awards for our Named Executive Officers are capped at a 200 percent maximum. Our CEO’s annual bonus target has remained unchanged since 2007 at 100 percent of base salary with a 200 percent maximum. Carl D. Grenz and J. Michael Kirksey’s individual annual bonus targets were increased to 100% in 2011 to align all executive vice president annual bonus targets. The Compensation Committee has set these levels to provide linkage between performance and compensation. In this way, compensation can be adjusted from year to year reflective of both Company and individual performance.

The Compensation Committee considers individual performance as well as corporate financial and operational performance in determining the amount of an executive’s annual bonus. Annually, the CEO recommends to the Compensation Committee performance objectives which may include both quantitative and qualitative factors and a weighting is assigned to each performance objective based on the priority of the objective. These weightings, however, act as guidelines rather than formal payout levels. The Compensation Committee conducts a thorough assessment of the performance results and may exercise discretion in making final awards.

In December 2011, bonus payout amounts were recommended to the Compensation Committee by our CEO for the Named Executive Officers based upon his overall assessment of the Company’s 2011 performance and individual performance. As a result of not achieving the target 2011 goals outlined above, the CEO recommended and the Compensation Committee approved bonuses at a range of 58 percent to 68 percent of target for the Named Executive Officers. The 2011 bonus payout amounts were a 58 percent reduction for the CEO from the previous 2010 performance bonus and an average 28 percent reduction for the other Executive Vice Presidents. The Compensation Committee considered the recommendations by the CEO and then exercised independent judgment to set the bonuses. The following bonuses were paid to our Named Executive Officers in January 2012.

Officer	Target 2011 Bonus	Percent of Target Earned for 2011	Material Factors
William L. Transier	100%	63%	Assessed based on the overall performance of the Company in relation to the 2011 goals.

Carl D. Grenz	100%	58%	Assessed based on the overall performance of the Company and the U.K. portfolio.

J. Michael Kirksey	100%	68%	Assessed based on the overall performance of the Company. Played a key role in raising over $328.4 million through debt and equity financing to ensure sufficient capital for execution of the business strategy.

James J. Emme	100%	58%	Assessed based on the overall performance of the Company and the U.S. portfolio.

Robert L. Thompson	50%	65%	Assessed based on the overall performance of the Company and individual contributions to building capacity and expertise in the accounting group.

Long-Term Incentive Compensation

We generally use a combination of restricted stock and other long-term incentive compensation to reward long-term performance, encourage the achievement of superior results over time, align executive and stockholder interests, and retain executive management. As we continue to expand operations in the U.S. and work toward development projects in the U.K., we base a significant portion of our executive compensation on compensation linked to the market performance of our common stock. The Compensation Committee believes this aligns the executive’s interests with shareholder value and return as we pursue our expansion and growth strategies.

In December 2010, the Compensation Committee approved the structure and amount of the awards after reviewing a proposal from management, considering market data prepared by Meridian Compensation Partners, LLC, considering individual performance, long-term potential, retention risk, difficulty of replacement, long-term impact of position and internal equity. The Compensation Committee determined an aggregate target value for the long-term awards that each Named Executive Officer would receive for the 2011 year, and in January 2011, the Compensation Committee granted the executives long-term incentive awards structured as set forth in the following tables:

Type of Award	Vesting Period	Percentage of Total Award Value
Restricted Stock	Time based, one-third per year.	40%

Cash Performance Award	Performance based on stock price performance, one-third per year. Cash award made based on the average closing stock price for the last 20 trading days prior to the vesting date.	60%

Officer	Restricted Shares (1)	Cash Performance Award (2)	Comments
William L. Transier	65,000	$1,350,000	The Committee desired to provide a significant performance tie to longer-term performance.
Carl D. Grenz	29,000	$600,000	Generally reflective of his position in our industry.
J. Michael Kirksey	29,000	$600,000	Generally reflective of his position in our industry.
James J. Emme	29,000	$600,000	Generally reflective of his position in our industry.
Robert L. Thompson	7,500	$150,000	Generally reflective of his position in our industry.

(1)	The restricted stock awards will vest equally in thirds on the anniversary date of the award.
(2)	The cash performance awards will vest equally in thirds on the anniversary of the award. The first vested portion issued a zero payout since the closing stock price for the last twenty trading days of 2011 of $6.95 was below the payout threshold. See the example payout schedule for the 2011 awards below.

Our cash performance award payout schedule was modified for the 2011 awards to make future payouts more difficult to attain, thus further linking executive compensation with positive long-term stock performance. To receive a target cash performance award, the average closing stock price for the last twenty trading days prior to the vesting date must have a total shareholder return of 15% over the original base amount which is set as the average closing price for the last twenty trading days prior to the award date.

Below is a summary of the 2011 cash performance awards. The potential payout is determined by the total shareholder return over each annual vesting period using the “base amount” which is the average closing stock price for the last twenty trading days prior to the award date and the “vesting price” which is the average closing stock price for the last twenty trading days prior to the vest date. The first third of the award vested in January 2012 and received a zero payout since the twenty day average closing price prior to the vesting date of $6.95 fell below the threshold payout level as indicated below.

2011 Cash Performance Award Example: If the target award is $3,000, the award on each vesting date is $1,000. The cash payment due on each vesting is set out below.

Granted Jan. 2011 at $12.13; Vesting Jan. 2012, 2013 & 2014	Minimum and Maximum Potential Payout	Minimum and Maximum Potential Payout
Average Price (20 days prior to vesting date)	(%)	($)
$24.27	200%	$2,000.00
$24.26	200%	$2,000.00
$18.20	150%	$1,500.00
$13.95	100%	$1,000.00
$12.13(1)	85%	$ 850.00
$ 9.10	75%	$ 750.00
$ 9.09	0%	$ 0.00

(2)	Reflects the base amount for the 2011 awards which is the average closing stock price for the last twenty trading days prior to the January 3, 2011 award date.

The 2011 program continues a balanced approach to long-term incentives which aligns executives with stockholders, provides incentives tied to performance, and serves as a retention vehicle.

The structure of our long-term incentive awards reflects the Compensation Committee’s view that the purpose of the executive’s equity compensation should strengthen alignment with stockholders, provide incentives tied to our performance and serve as a retention vehicle. The Compensation Committee determined that the proper recognition of executive performance in light of the current stock prices should be heavily weighted on long-term incentives which serve to reward executives while aligning their interests with the stockholders.

We do not have any program, plan or obligation that requires us to grant equity compensation on specified dates. Generally, we grant equity compensation annually at the beginning of the year and upon initial employment with us. At its December meeting, the Compensation Committee approves equity compensation grants to be issued; generally on the first business day of the next year. Grants for newly hired employees, or promoted employees, are approved by the Compensation Committee for Named Executive Officers and by the CEO for all other employees. The Compensation Committee encourages executives to maintain ownership of our stock and/or to hold unexercised options after vesting. See “Stock Ownership Guidelines” for specific ownership guidelines for our Named Executive Officers, directors and other employees.

Perquisites and Personal Benefits

We provide our executive officers the same employee benefits that we provide to all full-time employees, such as health, disability and life insurance. In addition, Mr. Grenz, who transferred to our London office in 2008, is provided housing and a foreign-service premium to offset the higher cost of living in London. This arrangement is in line with our International Assignment Policy which is available to all employees on full time international assignment.

We provide a 401(k) savings plan for all employees. Our executive officers participate on the same level as all employees, with Company matching of contributions up to $9,800 for 2011, which was four percent of compensation up to the maximum annual compensation limit of $245,000 in accordance with Section 415 of the Internal Revenue Code of 1986, as amended (the “Code”).

International Assignment Policy

We recognize that execution of our business strategy may require certain U.S. employees to spend extended time in our London and Aberdeen offices. For employees, including executives, assigned to job duties outside their country of permanent residence, we have an international assignment policy designed to achieve:

•	fair and equitable treatment between employees on international assignments and their home-country counterparts;

•	compliance with applicable legal statutes in countries of operation; and

•	cost effective, common and consistent policies and procedures.

Under this policy, we pay reasonable travel and moving costs associated with moving to, or returning from, the host country and housing costs in the host country. Upon acceptance of the international assignment, the employee will generally be eligible for a foreign-service premium. This premium is a based on a cost-of-living index that is prepared by an independent firm. The foreign-service premium recognizes the higher costs of goods and services in the host country. The employee and Company jointly contribute to the costs of taxes in the host country in a manner designed to ensure that the total tax burden of international assignment generally approximates the tax burden the employees would have paid with respect to their incomes from the Company had they remained in their home countries.

As outlined in our international assignment policy, Mr. Grenz was eligible for Company-provided housing, a foreign-service premium to offset the higher costs for goods and services in London and tax equalization payments until his repatriation. These costs are considered taxable compensation.

Extensive Travel Policy

Given the international nature of our business, certain U.S. employees as designated by the CEO may be required to spend extended time assigned to our foreign offices. For these employees, we have an Extensive Travel Policy that provides an excess travel payment and a per diem amount as follows:

•

Excess Travel Payment—1% of base pay for each 10 day period the extensive traveler is away from their permanent residence and which is taxable compensation. This payment is in addition to the normal performance bonus the Company may from time to time have in effect.

•	Per Diem Payment—per diem reimbursement, as outlined by the IRS, for their travel days. This is not considered taxable income.

Messrs. Transier and Kirksey were the only two Named Executive Officers that receive payments pursuant to our extensive travel policy during the 2011 year.

Severance Benefits

We provide severance benefits through our CEO’s employment agreement and through change-in-control agreements with each of our remaining executive vice presidents. These agreements provide for severance compensation to be paid if employment is terminated under certain conditions, such as at the executive’s election for “good reason” following a change in control or a termination by us other than for “misconduct” or “disability”, each as defined in the agreements. Additionally, our long-term incentive grant agreements provide for accelerated vesting of equity awards upon the occurrence of a change in control. These provisions are generally based on market practices as provided to us by Meridian Compensation Partners, LLC and assist us in recruiting and retaining the members of the executive team. Please read “Executive Compensation—Employment, Change in Control and Severance Agreements” for a description of the material terms of the employment agreement, change in control agreements and the change in control provisions of the stock grant agreements.

VIII.	2012 Compensation

In December 2011, the Compensation Committee as part of the review of executive compensation that is conducted annually made no changes to the salaries of our Named Executive Officers in 2012 except for Mr. Thompson. Mr. Thompson was provided an increase of $10,000 (3.0%) to his base salary effective January 2012. In addition, no changes were made to the annual bonus target percentage for the CEO or other Named Executive Officers.

2012 Long-Term Incentive Awards Program

In 2011, the Compensation Committee conducted an extensive review of the design for the long-term incentive program in conjunction with Meridian Compensation Partners LLC, our independent compensation consultant. The Compensation Committee determined the 2012 long-term incentive awards should have a greater correlation to company performance by further linking executive compensation with positive long-term stock performance by implementing a relative total shareholder return performance share plan (TSR performance plan). Under the TSR performance plan, each named executive officer received a target number of performance shares in January 2012. To earn the performance shares, the relative total shareholder return ranking will be measured among a designated peer group at the end of a three-year performance period and payouts will be based on the following schedule.

The Company’s Performance Ranking Group Among Peers	Payout as a % of the Number of Target Performance Units
85th Percentile or above	200%
65th to 84th Percentile	150%
35th to 64th Percentile	100%
25th to 34th Percentile	50%
Below 25th Percentile	0%

For 2012, the Compensation Committee reduced the weighting of time-vested restricted stock awards to 0% for the CEO and 25% for the other Named Executive Officers and increased the weighting of performance-based awards to 100% for the CEO and 75% for the other Named Executive Officers. The CEO is now 100% at risk to the performance of the Company’s stock price.

The 2012 program continues a balanced approach to long-term incentives which aligns executives with stockholders, provides greater incentives tied to company performance, and serves as a retention vehicle. In January 2012, the Compensation Committee granted the CEO and the other Named Executive Officers long-term incentive awards as set forth in the tables below.

Type of Award	Vesting Requirement	Vesting Period	Percentage of Total Award Value (CEO)	Percentage of Total Award Value (Other NEO’s)
Restricted Stock	Time-based	One-third per year.	0%	25%
Cash Performance Target Award	Performance-based	Performance based on stock price performance, one-third per year. Cash award made based on the average closing stock price for the last twenty trading days prior to the vesting date.	60%	37.5%
Relative Total Shareholder Return Performance Shares	Performance-based	Performance based on a stock price performance relative to a designated peer group over a three-year performance period.	40%	37.5%

Name	Restricted Stock Award (1) (#)	Target Performance Shares (2) (#)	Target Cash Performance Award ($)
William L. Transier	0	143,885	$1,500,000
Carl D. Grenz	28,978	59,353	$412,500
J. Michael Kirksey	28,978	59,353	$412,500
James J. Emme	28,978	59,353	$412,500
Robert L. Thompson	4,611	9,443	$65,625

(1)	The restricted stock awards were granted in January 2012 and vest equally in thirds on the anniversary date of the award.
(2)	The cash performance awards were granted in January 2012, vesting equally in thirds on the anniversary of the award.

The table below illustrates the payout opportunities under the 2012 cash performance award:

2012 Cash Performance Award Example: If the target award is $3,000, the award on each vesting date is $1,000. The cash payment due on each vesting is set out below.

Granted Jan. 2012 at $6.95; Vesting Jan. 2013, 2014 & 2015		Minimum and Maximum Potential Payout	Minimum and Maximum Potential Payout
Average Price (20 days prior to vesting date)		(%)	($)
$13.90		200%	$2,000.00
$10.43		175%	$1,750.00
$7.99		100%	$1,000.00
$6.95	(1)	75%	$750.00
$5.21		50%	$500.00
$3.48		25%	$250.00
$3.47		0%	$0.00

(1)	Reflects the base amount for the 2012 awards which is the average closing stock price for the last twenty trading days prior to the award date.

2012 Total Target Incentive Compensation

The following bar graphs set forth, for our CEO and for our three Executive Vice Presidents, the percentage of 2012 total target incentive compensation represented by each major element of compensation, indicating the percentage of 2012 target incentive compensation that is at risk in the form of performance-based annual bonus and long-term incentive awards. The percentages are based upon the Compensation Committee’s approved 2012 target levels for each compensation element.

IX.	Other Compensation and Tax Matters

Risk Assessment Related to our Compensation Structure

We believe our compensation plans are appropriately structured and are not reasonably likely to result in material risk to Endeavour. We believe our approach to goal setting and evaluation of performance results assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk management practices. We set performance goals that we believe are reasonable in light of past performance and market conditions. We also believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. Further, with respect to our incentive compensation programs, the metrics that determine payouts for our employees are company-wide metrics only. This is based on our belief that applying Company-wide metrics encourages decision-making that is in the best long-term interests of Endeavour and our stockholders as a whole. Finally, the multi-year vesting for our long-term incentive awards, even after achievement of any performance criteria, ensures that the interests of our employees align with those of our stockholders for the long-term performance of the Company.

The Company policy prohibits all employees from selling the Company’s stock “short”, from engaging in options trading relating to the Company’s stock. For executives, the policy also prohibits executives from holding stock in a margin account or otherwise entering into any pledge arrangement that would permit a third party to sell Company stock without the executive’s consent or knowledge.

Accounting and Tax Implications

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the corporate income tax deduction for compensation paid to the principal executive officer and each other executive officer shown in the summary compensation table in the proxy statement to $1,000,000 annually, unless the compensation is “performance-based compensation” and qualifies under certain other exceptions. Our policy is primarily to design and administer compensation plans which support the achievement of long-term strategic objectives and enhance shareholder value. Where it is consistent with our compensation philosophy, the Compensation Committee will also attempt to structure compensation programs that are tax-advantageous to us, however this is currently not an issue for us because the Company has no taxable income in the United States.

Executive Compensation

Summary Compensation Table

The following table sets forth the annual and long-term compensation for services in all capacities to the Company for the fiscal year ended December 31, 2011 for our Named Executive Officers. All of the Named Executive Officers were employed in their positions with us at December 31, 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Awards ($)	All Other Compensation ($)	Total ($)
			(3)	(4)		(5)	(6)
William L. Transier Chief Executive Officer, President and Chairman	2011 2010 2009	800,000 800,000 800,000	500,000 1,200,000 1,200,000	900,250 975,211 202,500	— — 83,615	813,750 1,180,324 453,750	129,000 146,458 153,800	3,143,000 4,301,993 2,893,665

Carl D. Grenz Executive Vice President—International	2011 2010 2009	475,000 425,000 400,000	275,000 400,000 204,000	401,650 254,402 27,000	— — 11,149	180,500 283,441 60,500	1,383,448 807,399 711,794	2,715,598 2,170,242 1,414,443

J. Michael Kirksey Executive Vice President and Chief Financial Officer	2011 2010 2009	475,000 425,000 400,000	325,000 420,000 240,000	401,650 339,205 94,500	— — 39,020	371,750 536,811 211,750	72,500 84,310 106,300	1,645,900 1,805,326 1,091,570

James J. Emme (1) Executive Vice President—North America	2011 2010	475,000 475,000	275,000 400,000	401,650 642,005	— —	—	9,800 8,936	1,161,450 1,525,941

Robert L. Thompson (2) Senior Vice President, Chief Accounting Officer and Corporate Planning	2011 2010 2009	275,000 250,000 240,000	90,000 125,000 100,000	103,875 42,405 11,475	— — 4,738	45,740 66,185 25,713	9,800 9,800 9,800	524,415 493,390 391,726

(1)	Mr. Emme joined the Company in January 2010 as Executive Vice President, North America.
(2)	Mr. Thompson joined the Company in 2004 and became a Named Executive Officer on October 1, 2010.
(3)	The amounts represent annual bonus amounts earned during the year and paid at the beginning of the subsequent year.
(4)	For a discussion of restricted stock awards granted in 2011, see “Compensation Discussion and Analysis—Stock-Based Incentive Compensation.” The amounts reflect the full grant date fair value, assuming the completion of service-based vesting conditions. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. There is no assurance that the FASB ASC Topic 718 amounts reflected in this table will ever be realized by the Named Executive Officers. See Note 13 of the consolidated financial statements in the Company’s Annual Report on SEC Form 10-K for the year ended December 31, 2011 regarding assumptions underlying valuation of equity awards.
(5)	The amounts represent payouts from the cash performance awards. For a discussion of cash performance awards, see “Compensation Discussion and Analysis—Long-Term Incentive Compensation.” The summary compensation table has been modified from previous years to reflect the awards earned during the year and paid at the beginning of the subsequent year.
(6)	This column includes personal benefits and other items shown in the table below. In valuing personal benefits, we use the incremental cost to the Company of the benefit.

	Year	Cost Of Living Adjustment	Foreign Tax and Tax Equalization Payments	Extensive Travel Payments	Housing Lease Costs	Company 401(k) Matching Contributions	Total
Mr. Transier	2011	—	—	119,200	—	9,800	129,000
Mr. Grenz	2011	114,108	974,800	—	284,740	9,800	1,383,448
Mr. Kirksey	2011	—	—	62,700	—	9,800	72,500
Mr. Emme	2011	—	—	—	—	9,800	9,800
Mr. Thompson	2011	—	—	—	—	9,800	9,800

As discussed in “Employment, Change-in-Control and Severance Agreements,” Mr. Transier’s compensation is subject to an employment agreement. Our other Named Executive Officers were not covered by employment agreements at December 31, 2011.

2011 Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to restricted stock awards and stock option awards granted during the year ended December 31, 2011 to each of our Named Executive Officers.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Approval Date	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
	(1)	(1)	(2)	(2)
Mr. Transier	01/03/2011	12/08/2010	1,350,000	2,700,000	65,000	900,250
Mr. Grenz	01/03/2011	12/08/2010	600,000	1,200,000	29,000	401,650
Mr. Kirksey	01/03/2011	12/08/2010	600,000	1,200,000	29,000	401,650
Mr. Emme	01/03/2011	12/08/2010	600,000	1,200,000	29,000	401,650
Mr. Thompson	01/03/2011	12/08/2010	150,000	300,000	7,500	103,875

(1)	Under our compensation policy, the Compensation Committee approves annual grants of stock awards at its regularly scheduled meeting in December for awards to be issued at the beginning of the following year.
(2)	The non-equity incentive plan awards reflect the cash performance awards granted in January 2011 and vest equally in thirds on the anniversary of the award. The total award granted is reflected in our “Target” column above. The first vesting occurred in January 2012 and received a zero payout due to the average closing stock price for the last twenty trading days of 2011 falling below the payout threshold. The “Maximum” column amounts reflect the potential 200% cap of the award, using the assumption that our stock price remains consistent for the remaining years left in the vesting period; amounts that could actually be awarded under the Maximum column can only be determined with certainty at the end of the vesting period and may be less than the amounts reflected here.

2011 Outstanding Equity Awards at Fiscal Year-End Table

The following table includes certain information with respect to the value of all unexercised options and unvested stock awards previously awarded to the Named Executive Officers at December 31, 2011.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Name	Exercisable	Unexercisable
Mr. Transier	—	16,234	(1)	3.78	01/02/2019	151,428	(2)	1,315,909
	70,715	—		9.24	01/02/2018

Mr. Grenz	4,330	2,164	(1)	3.78	01/02/2019	54,238	(3)	471,328
	35,715	—		5.25	11/03/2018

Mr. Kirksey	15,152	7,576	(1)	3.78	01/02/2019	67,810	(4)	589,269
	7,858	—		9.24	01/02/2018
	57,143	—		14.00	09/26/2017

Mr. Emme	—	—		—	—	57,571	(5)	500,292

Mr. Thompson	—	920	(1)	3.78	01/02/2019	12,322	(6)	109,078
	3,858	—		9.24	01/02/2018

(1)	These options vest and become exercisable on January 1, 2012.
(2)	Of these restricted stock awards, 17,856 vested on January 2, 2012; 68,572 of these restricted stock awards vest in two equal annual installments beginning on January 4, 2012 and 65,000 of these restricted stock awards vest in three equal annual installments beginning on January 3, 2012.
(3)	Of these restricted stock awards, 2,381 vested on January 2, 2012; 22,857 of these restricted stock awards vest in two equal annual installments beginning on January 4, 2012 and 29,000 of these restricted stock awards vest in three equal annual installments beginning on January 3, 2012.
(4)	Of these restricted stock awards, 8,333 vested on January 2, 2012; 30,477 of these restricted stock awards vest in two equal annual installments beginning on January 4, 2012 and 29,000 of these restricted stock awards vest in three equal annual installments beginning on January 3, 2012.
(5)	Of these restricted stock awards, 28,571 vested on January 20, 2012; and 29,000 of these restricted stock awards vest in three equal annual installments beginning on January 3, 2012.
(6)	Of these restricted stock awards, 1,012 vested on January 2, 2012; 3,810 of these restricted stock awards vest in two equal annual installments beginning on January 4, 2012 and 7,500 of these restricted stock awards vest in three equal annual installments beginning on January 3, 2012.

2011 Option Exercises and Stock Vested Table

The following table includes certain information with respect to stock award vesting by the Named Executive Officers during the year ended December 31, 2011. Values realized for stock option awards on exercise were calculated by determining the difference between the market price of our common stock on the date of exercise and the exercise price of the options; values realized for stock awards upon vesting were calculated by multiplying the number of shares acquired upon vesting by the market value of our common stock on the date of vesting.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Transier	32,468	147,729	76,430	1,026,962
Mr. Grenz	—	—	23,334	256,941
Mr. Kirksey	—	—	26,238	349,742
Mr. Emme	—	—	28,572	353,436
Mr. Thompson	1,840	7,360	4,249	57,093

2011 Potential Payments upon Termination or Change in Control Table

The following table includes certain information with respect to potential payments upon termination or change in control to the Named Executive Officers, assuming that the termination or change in control occurred on December 31, 2011.

Name	Benefit	Termination w/o Cause or for Good Reason	Death	Disability	Change in Control
Mr. Transier
	Severance (1)	4,950,000	—	—	4,950,000
	Stock options (unvested and accelerated) (2)	79,909	79,909	79,909	79,909
	Restricted stock awards (unvested and accelerated) (3)	1,315,909	1,315,909	1,315,909	1,315,909
	Cash performance awards (4)	—	—	—	2,345,000
	Health and welfare benefits continuation (1)	10,391	—	—	31,173
Mr. Grenz
	Severance (5)	—	—	—	1,625,000
	Stock options (unvested and accelerated) (2)	10,625	10,625	10,625	10,625
	Restricted stock awards (unvested and accelerated) (3)	471,328	471,328	471,328	471,328
	Cash performance awards (4)	—	—	—	876,667
	Health and welfare benefits continuation (5)	—	—	—	—
	280(g) tax gross-up				—
Mr. Kirksey
	Severance (5)	—	—	—	1,695,000
	Stock options (unvested and accelerated) (2)	37,198	37,198	37,198	37,198
	Restricted stock awards (unvested and accelerated) (3)	589,269	589,269	589,269	589,269
	Cash performance awards (4)	—	—	—	1,048,333
	Health and welfare benefits continuation (5)	—	—	—	15,586
	280(g) tax gross-up				—
Mr. Emme
	Severance (5)	—	—	—	1,625,000
	Stock options (unvested and accelerated) (2)	—	—	—	—
	Restricted stock awards (unvested and accelerated) (3)	500,292	500,292	500,292	500,292
	Cash performance awards (4)	—	—	—	600,000
	Health and welfare benefits continuation (5)	—	—	—	17,486
	280(g) tax gross-up				—
Mr. Thompson
	Stock options (unvested and accelerated) (2)		4,517	4,517	4,517
	Restricted stock awards (unvested and accelerated) (3)		109,078	109,078	109,078
	Cash performance awards (4)	—	—	—	205,600

(1)

Pursuant to Mr. Transier’s employment agreement, Mr. Transier would receive (i) a payment of three times the sum of his annual salary and his average bonus for the last two years and (ii) the standard health and welfare benefits available to our employees for three years following a change in control. The amount for the health and welfare benefits is estimated based on health and welfare benefit costs for 2011.
(2)	Calculated as the in-the-money value of unvested stock options as of December 31, 2011.
(3)	Calculated as the value of unvested restricted stock awards as of December 31, 2011.
(4)	Calculated as the value of the unvested cash performance awards at the target payout level as of December 31, 2011.
(5)	Pursuant to change in control termination benefits agreements, each executive vice president would receive (i) a payment of two times the sum of his annual salary and his average bonus for the last three years, (ii) a prorata portion of the Executive’s target bonus for the fiscal year in which the change in control termination occurs, and (iii) the standard health and welfare benefits available to our employees for 18 months following a change in control. Such benefits are payable only upon termination, as defined, upon a change in control. The amount for the health and welfare benefits is estimated based on health and welfare benefit costs for 2011.

Employment, Change in Control and Severance Agreements

We maintain an employment agreement with Mr. Transier that provides for certain severance benefits, and we provide all of our executive vice presidents with the opportunity to participate in a change in control termination arrangement and receive vesting acceleration provisions upon a change in control with respect to their equity-based compensation awards. We provide these benefits to our key employees because we believe that change in control protection allows management to focus their attention and energy on the business transaction at hand without any distractions regarding the effects of a change in control. Likewise, post-termination payments allow management to focus their attention and energy on making the best objective business decisions that are in the interest of the company without allowing personal considerations to cloud the decision-making process.

Chief Executive Officer

Mr. Transier is covered by an employment agreement with an annual salary of $800,000, which is the same base salary since he assumed the sole Chief Executive Officer role in 2007, payable in cash or stock at his election. Under the employment agreement, Mr. Transier is also eligible for annual bonus consideration of up to 200% of base pay, all or any portion of which may be awarded in the sole discretion of our Board of Directors on advice of its Compensation Committee. The Compensation Committee amended Mr. Transier’s employment agreement during 2011 to extend the term through June 1, 2014. The amended employment agreement included the following changes:

•

Term—The new agreement became effective as of June 1, 2011 and has an initial term of three years. On June 1, 2014 and on each annual anniversary of such date, the term will be extended for one additional year unless either party gives notice to the other at least 60 days prior to the first day of any such extension period that the agreement will not be extended.

•

Elimination of Gross-up for Excess Parachute Payments—The original employment agreement provided Mr. Transier with a full gross-up payment with respect to his severance benefits under the agreement in the event any of such benefits constitute excess parachute payments subject to a 20% excise tax. The amended agreement eliminates the gross-up and replaces it with a provision that requires either (a) a reduction in the severance benefits under the agreement so that the Executive will not incur the excise tax or (b) the payment of the severance benefits in full, whichever produces the better net after-tax position for the Executive (determined after taking into account all taxes, including the 20% excise tax). Mr. Transier received nothing in exchange for the elimination of this provision in his employment contract.

Mr. Transier’s employment agreement requires the payment on termination of employment during the contract term (i) at our election other than as a result of the executive’s misconduct or disability or (ii) at the executive’s election following a “corporate change” or a breach of the employment agreement by us, of three times the executive’s most recent annual salary and deemed bonus (the average bonus paid during the most recent two years). In addition, all unvested employee restricted common stock and stock options would vest upon any such termination.

For purposes of Mr. Transier’s agreement, a “corporate change” includes:

•

Our merger with another entity or the sale of all or substantially all of our assets to another entity if (a) the holders of our equity securities before the transaction do not own after such transaction equity securities of the resulting entity entitled to 50% or more of the votes then eligible to be cast in the election of Directors of the resulting entity in substantially the same proportions that they owned our equity securities before the transaction or (b) the persons who were our Directors before such transaction do not constitute a majority of the Board of the resulting entity;

•	Any person or group acquires ownership or control of 30% or more of the combined voting power of our outstanding securities;

•	Our dissolution or liquidation;

•

Our Directors as of May 31, 2011 (the “Incumbent Board”) cease to constitute a majority of the Board; provided that any new Director whose election or nomination was approved by a majority of the Directors then comprising the Incumbent Board will be considered as though such new Director was a member of the Incumbent Board (but excluding for this purpose any individual who becomes a new Director as a result of an actual or threatened election contest);

•	Any other event that a majority of the Board determines constitutes a corporate change.

Other Executive Officers

Each of our Named Executive Officers holds stock options and restricted stock grants as to which conditions to full vesting (and, therefore, lapse of forfeiture restrictions) have not occurred. If a “change in control” occurs, all vesting requirements will be accelerated such that options held by Named Executive Officers to purchase approximately 10,660 shares will become exercisable in full and all restrictions on approximately 191,941 restricted shares will lapse in full and $2,847,990 of unvested cash performance awards will vest at the target payout level.

Under the terms of the option award agreements, a “change in control” is defined to include (i) a merger, reorganization or consolidation in which we are acquired by another person or entity (other than a holding company formed by us); (ii) our dissolution or liquidation; (iii) any transaction where any person or entity acquires ownership or control of 30% or more of the outstanding shares and as a result the persons who were our Directors before the transaction cease to constitute a majority of the Board; (iv) a sale or transfer of substantially all of our assets in a transaction that requires stockholder approval; (v) during a period of two consecutive years, individuals who were directors at the beginning of the period, or whose election or nomination were approved by a vote of a majority of Directors then still in office, cease for any reason to constitute a majority of the Board; or (vi) any other event that a majority of the board shall determine constitutes a change in control.

Each of our executive vice presidents are covered by individual change in control termination benefits agreements. Pursuant to these agreements, if, within the 24 months following our change in control, the executive’s employment is terminated by us without cause or by the executive for good reason, the executive shall be entitled to receive the following payments:

•	An amount equal to two times his annual base salary;

•	An amount equal to two times the executive’s average bonus for the prior three years in which the date of termination occurs;

•	A pro rata portion of his annual target bonus for the year in which such termination occurs; and

•	Continuation of health benefits for a period of 18 months following the date of termination, with Endeavour continuing to pay the same portion of the premiums as it does for current employees.

The agreement provides for an excise tax gross-up for any excess parachute payments under Section 280G of the Code. A “change in control” under these agreements has essentially the same meaning as a “change in control” under the executives’ stock awards described above. The term “cause” within the change in control termination benefit agreements was generally defined as any of the following events: (i) the executive’s willful failure to substantially perform his or her duties (other than any such failure resulting from the executive’s disability); (ii) gross negligence in the performance of the executive’s duties which results in material financial harm to us; (iii) the executive’s conviction of, or plea of guilty or nolo contendere, to any felony or any other crime involving the personal enrichment of the executive at our expense; (iv) the executive’s willful engagement in conduct that is demonstrably and materially injurious to us, monetarily or otherwise; or (v)the executive’s willful violation of any of the restrictive covenants contained in his agreement. A “good reason” event will generally be triggered by one of the following events: (a) a material reduction of the executive’s authorities, duties, or responsibilities as an executive and/or officer from those in effect as of 90 calendar days prior to the change in control, other than an insubstantial and inadvertent reduction that we remedy promptly after receipt of notice thereof given by the executive; (b) our requirement that the executive to be based at a location in excess of 50 miles from the location of the executive’s principal job location or office immediately prior to the change in control (except for required business travel); (c) our reduction of the executive’s base salary and/or target annual bonus opportunity; (d) our failure to obtain a satisfactory agreement from any successor to us to assume and agree to perform our obligations under the agreement; or (e) our material breach of the agreement which we do or can not remedy.

Following the termination of the executive’s employment with us, the change in control termination benefit agreement prevents the executive from soliciting any of our employees or clients for a period of 12 months.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2011, information with respect to securities authorized for issuance under equity compensation plans.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	206,207	$8.19	1,177,122
Equity compensation plans not approved by security holders	92,858	$10.63	—

Total	299,065	$8.95	1,177,122

The options issued outside of equity compensation plans approved by security holders were issued to officers upon commencement of employment with a term of five years from the date of grant and vest equally over three years.

Compensation Committee Report on Executive Compensation

We have reviewed and discussed with management the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K. Based on the reviews and discussions, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Company’s 2012 Annual Meeting Proxy Statement.

John B. Connally III, Chairman

Sheldon R. Erikson

Nancy K. Quinn

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has been an Officer or Employee of the Company or any of its subsidiaries and none of our Executive Officers has served on the board or compensation committee of any other entity that has or has had an executive officer who served as a member of our Board of Directors or Compensation Committee during 2011.

Certain Relationships and Related Transactions

During 2011, there were no transactions in which we were a participant and the amount involved exceeded $120,000, and in which any related person, including our Officers and Directors, had or will have a direct or indirect material interest, and no such transactions are currently proposed.

Our Code of Business Conduct, which applies to all Employees, including our Executive Officers and our Directors, provides that business is to be conducted with the highest degree of honesty and ethical behavior. Executive Officers and Directors are required to report any potential conflict of interest and are encouraged to discuss any potential issue with the Chief Executive Officer. In addition, the annual Director and Officer questionnaire requires all related party transactions to be reported to us. Our Governance and Nominating Committee reviews the material facts of all reported matters, by taking into account, among other factors it deems appropriate, whether a transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction to determine whether an actual conflict of interest exists. No Director may participate in any discussion or approval of a matter for which he or she is a related party. If a matter will be ongoing, the committee may establish guidelines for our management to follow in its ongoing dealings with the related party and then at least annually must review and assess ongoing relationships with the related party. Any matter that is determined to be a conflict of interest for which a waiver is provided will be posted on our website pursuant to the Code of Business Conduct.

Report of the Audit Committee

The Audit Committee is governed by a charter adopted by the Board of Directors and is comprised of three independent outside directors. The Board of Directors has determined that Ms. Quinn and Messrs. Connally and Nergaard qualify as Audit Committee financial experts, based on the definition and additional expertise factors outlined by the SEC.

Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of the accounting principles and reporting policies that we follow. The independent registered public accounting firm is responsible for auditing our financial statements annually, for reviewing our unaudited interim financial statements and for reporting on certain matters to the Audit Committee. The Audit Committee’s primary responsibility is to monitor and oversee these processes and the independence and performance of our independent registered public accounting firm. The Audit Committee’s specific responsibilities are set forth in the Audit Committee charter.

The Audit Committee has reviewed and discussed with management the audited financial statements contained in our Form 10-K for the year ended December 31, 2011 and matters related to Section 404 of the Sarbanes-Oxley Act of 2002. It has also met with KPMG, our independent auditors for 2011, with and without management present, to discuss the results of their audit and their evaluation of our internal controls.

The Audit Committee has also discussed with the independent auditors the matters required to be discussed pursuant to Statement of Auditing Standards No. 61, Communications with Audit Committees, as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants (Professional Standards, Vol.1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended by the Independence Standards Board as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with KPMG such independent auditors’ independence. The Audit Committee has also considered whether the provisions of non-audit services to the Company by KPMG are compatible with maintaining their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Form 10-K for the year ended December 31, 2011 to be filed with the SEC.

This report is submitted on behalf of the Audit Committee.

Nancy K. Quinn, Chairman

John B. Connally III

Leiv L. Nergaard

Security Ownership of Certain Beneficial Owners and Management

Common Stock and Series C Convertible Preferred Stock

The following table shows the amount of common stock and Series C Convertible Preferred Stock beneficially owned (as defined by the SEC’s rules and regulations) by (a) persons whom we know to be the beneficial owners of more than 5% of our outstanding common stock based solely on our review of the Schedule 13D/13G Statements of Beneficial Ownership filed by such persons with the SEC on the dates indicated, (b) persons whom we know to be the beneficial owners of more than 5% of our Series C Convertible Preferred Stock, (c) our Directors, (d) each Named Executive Officer and (e) our Directors and Executive Officers as a group. The beneficial holders listed below do not possess any additional voting rights with respect to the shares of our common stock that they own. The holders of the Series C Convertible Preferred Stock are entitled to 114.3 votes per share on the proposals at the Annual Meeting. The number of shares shown includes shares that are individually owned or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority.

Except as otherwise indicated, all information is as of March 22, 2012:

Name and Address of Beneficial Owner	Common Stock Beneficially Owned (1)		Percentage of Common Stock Beneficially Owned (1)	Series C Convertible Preferred Stock Beneficially Owned	Percentage of Series C Convertible Preferred Stock Beneficially Owned
Smedvig QIF Plc 39/40 Upper Mount Street Dublin 2, Ireland	5,500,891	(2)	13.30%	—	—

GMT Capital Corp 2300 Windy Ridge Parkway Suite 550 Atlanta, Georgia 30339	4,184,975	(3)	11.10%	—	—

Steelhead Partners, LLC 1301 First Avenue, Suite 201 Seattle, Washington 98101	3,758,074	(4)	9.90%	—	—

BlackRock Inc. 40 East 52nd Street New York, New York 10022	2,617,600	(5)	6.95%	—	—

McClain Value Management LLC 175 Elm Street New Canaan, Connecticut 06840	2,548,438	(6)	6.77%	—	—

Cyrus Capital Partners, L.P. 399 Park Avenue, 39th Floor New York, New York 10022	2,234,417	(7)	5.90%	—	—

William L. Transier	1,169,432	(8)	3.10%	—	—

John N. Seitz	1,127,966	(9)	2.99%	—	—

J. Michael Kirksey	281,641	(10)	*	—	—

Nancy K. Quinn	206,518	(11)	*	—	—

Carl D. Grenz	174,594	(12)	*	—	—

James J. Emme	143,694	(13)	*	—	—

Charles J. Hue Williams	88,429	(14)	*	—	—

John B. Connally III	71,918	(15)	*	—	—

Robert L. Thompson	66,517	(16)	*	—	—

Leiv L. Nergaard	60,639	(17)	*	—	—

Sheldon R. Erikson	56,991	(18)	*	—	—

Name and Address of Beneficial Owner	Common Stock Beneficially Owned (1)		Percentage of Common Stock Beneficially Owned (1)	Series C Convertible Preferred Stock Beneficially Owned	Percentage of Series C Convertible Preferred Stock Beneficially Owned
Goldman Sachs Asset Management, L.P. One New York Plaza, 47th Floor New York, New York 10004	1,377,340	(19)	3.53%	12,000	32.43%

Eton Park Capital Management, L.P. 825 Third Avenue, 9th Floor New York, New York 10011	1,257,143	(20)	3.23%	11,000	29.73%

TPG-Axon GP, LLC 888 Seventh Avenue, 38th Floor New York, New York 10019	800,004	(21)	2.14%	7,000	18.92%

HBK Investments L.P. 2101 Cedar Springs Road, Suite 700 Dallas, Texas 75201	822,861	(22)	0.10%	3,200	8.65%

Highbridge International LLC 9 West 57th Street, 27th Floor New York, New York 10019	228,571	(23)	0.06%	2,000	5.40%

All Directors and Executive Officers as a group (11 persons)	3,448,339	(24)	9.11%	—	—

*	Less than 1%.
(1)	Pursuant to the rules and regulations promulgated under the Exchange Act, shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares or to direct the vote or disposition of such shares, whether or not he has any pecuniary interest in such shares, or if he has the right to acquire the power to vote or dispose of such shares or to direct the vote or disposition of such shares within 60 days, including any right to acquire such power through the exercise of any option, warrant or right. This table has been prepared based on [ ] shares of common stock and 37,000 shares of Series C Preferred Stock outstanding as of March 30, 2012.
(2)	The number of shares reported as beneficially owned by Smedvig QIF Plc includes 3,847,597 shares issuable upon conversion of the convertible bonds due 2016, based on the initial conversion price of $16.52 per share and assuming conversion on March 30, 2012.
(3)	Based upon the Schedule 13G/A filed with the SEC on January 19, 2012 with respect to its securities as of January 17, 2012. As a group, Thomas E. Claugus, GMT Capital Corp, GMT Exploration Company LLC, Bay Resource Partners Offshore Master Fund, L.P., Bay II Resource Partners, L.P, Bay Resource Partners, L.P have shared voting and dispositive power over the securities. GMT Capital, the general partner of Bay and Bay II, has the power to direct the affairs of Bay and Bay II, including the voting and disposition of shares. As the discretionary investment manager of the Offshore Fund and certain other accounts, GMT Capital has power to direct the voting and disposition of shares held therein. Mr. Claugus, as President of GMT Capital, directs the operations of Bay and Bay II, and the voting and disposition of shares held by the Offshore Fund and separate client accounts managed by GMT Capital. Mr. Claugus is the CEO of GMT Exploration and as such has the power to direct voting and disposition of shares.
(4)	Based upon the Schedule 13G/A filed with the SEC on February 9, 2012 with respect to its securities as of December 31, 2011, includes 270,095 shares issuable upon conversion of the convertible debentures As a group, Steelhead Partners, LLC, James Michael Johnston, Brian Katz Klein and Steelhead Navigator Master, L.P. have shared voting and dispositive power over the securities. Mr. Johnston and Mr. Klein disclaim beneficial ownership other than as to the portion of such shares relating to his individual economic interest.
(5)	Based upon the Schedule 13G filed with the SEC on February 9, 2012.
(6)	Based upon the Schedule 13G filed with the SEC on February 10, 2012. As a group, McClain Value Management LLC, Phillip C. McClain and Joseph W. Donaldson have shared voting and dispositive power over the securities.

(7)	Based upon the Schedule 13G filed with the SEC on February 14, 2012. As a group, Cyrus Capital Partners, L.P., Cyrus Capital Partners GP, LLC, and Stephen C. Freidheim have shared voting and dispositive power over the securities.
(8)	Mr. Transier is our Chief Executive Officer, President and Chairman of the Board. The shares beneficially owned by Mr. Transier include 86,949 shares of common stock underlying stock options.
(9)	Mr. Seitz is the Vice Chairman of the Board.
(10)	Mr. Kirksey is our Executive Vice President and Chief Financial Officer. The shares beneficially owned by Mr. Kirksey include 30,586 shares of common stock underlying stock options.
(11)	Ms. Quinn is a Director.
(12)	Mr. Grenz is our Executive Vice President, International. The shares beneficially owned by Mr. Grenz include 42,209 shares of common stock underlying stock options.
(13)	Mr. Emme is our Executive Vice President, North America.
(14)	Mr. Hue Williams is a Director.
(15)	Mr. Connally is a Director. The shares beneficially owned by Mr. Connally include 4,579 shares owned of record by Pin Oak Energy Partnership, of which Mr. Connally owns 50% of the partnership interest and has voting and investing power.
(16)	Mr. Thompson is Senior Vice President, Chief Accounting Officer and Corporate Planning. The shares beneficially owned by Mr. Thompson include 4,778 shares of common stock underlying stock options.
(17)	Mr. Nergaard is a Director.
(18)	Mr. Erikson is a Director.
(19)	Includes 1,371,429 shares of common stock issuable upon conversion of the Series C Convertible Preferred Stock. Based on a Schedule 13G/A filed February 10, 2012 as a group, Goldman Sachs Asset Management, L.P. and GS Investment Strategies, LLC have shared voting and dispositive power over the securities.
(20)	Includes 1,257,143 shares of common stock issuable upon conversion of the Series C Convertible Preferred Stock.
(21)	Includes 800,000 shares of common stock issuable upon conversion of the Series C Convertible Preferred Stock.
(22)	Includes 822,861 shares of common stock issuable upon conversion of the Series C Convertible Preferred Stock.
(23)	Includes 228,571 shares of common stock issuable upon conversion of the Series C Convertible Preferred Stock.
(24)	Includes 164,522 shares issuable upon exercise of options.

Series B Preferred Stock

The holders of our Series B preferred stock are entitled to vote with the holders of common stock on all matters for which stockholders are entitled to vote. Each share of Series B preferred stock is entitled to 0.14 votes per share.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Officers and Directors and persons who own more than ten percent of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Such Officers, Directors and ten percent stockholders are also required by applicable SEC rules to furnish us with copies of all forms filed with the SEC pursuant to Section 16(a) of the Exchange Act. Based solely on our review of the copies of such forms we received, we believe that during the fiscal year ended December 31, 2011 all Section 16(a) filing requirements applicable to our Officers*, Directors and 10% stockholders were satisfied in a timely fashion.

*	A Form 4/A was filed on John Seitz’s behalf on November 22, 2011. The filing was necessary due an inadvertent omission on his Form 4 filed on November 10, 2011.

Some Questions You May Have Regarding this Proxy Statement

Unless the context otherwise requires, references to the “Company”, “Endeavour”, “we”, “us” or “our” mean Endeavour International Corporation or any of its subsidiaries.

Q:	Why am I receiving these materials?

A:	The accompanying proxy is being solicited on behalf of the Board of Directors of Endeavour International Corporation, a Nevada corporation. We are providing these proxy materials to you in connection with our 2012 Annual Meeting of Stockholders, to be held on Thursday, May 24, 2012, at 10:00 a.m., Central Daylight Time, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010. As a Company stockholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this proxy statement. The Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy and voting instructions are being mailed beginning April [ ], 2012.

Q:	Who may vote at the meeting?

A:	You may vote all of the shares of our common stock, Series B preferred stock and Series C preferred stock that you owned at the close of business on March 30, 2012, the record date.

Q:	What proposals will be voted on at the meeting?

A:	There are four Company proposals to be considered and voted on at the meeting, which are:
1.	To elect three Class II Directors whose terms will expire in 2015;

2.	To ratify the appointment of KPMG as independent registered public accounting firm for the Company for the year ending December 31, 2012

3.	To approve the amendment to the Company’s 2010 Stock Incentive Plan.

4.	To approve the amendment to the Company’s Amended and Restated Articles of Incorporation

We will also consider other business that properly comes before the meeting, or any adjournment or postponement thereof, in accordance with Nevada law and our Bylaws.

Q:	How does the Board of Directors recommend I vote?

A:	Please see the information included in the proxy statement relating to the proposals to be voted on. Our Board of Directors unanimously recommends that you vote:
1.	“FOR” each of the nominees to the Board of Directors;

2.	“FOR” “ the ratification of KPMG as independent registered public accounting firm for the Company;

3.	“FOR” the approval of the amendment to the Company’s 2010 Stock Incentive Plan; and

4.	“FOR” the approval of the amendment to the Company’s Amended and Restated Articles of Incorporation.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, William L. Transier and Robert L. Thompson, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Nevada law and our Bylaws.

Q:	How do I vote?

A:

If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., on March 30, 2012, the record date, you are considered a stockholder of record with respect to those shares and the proxy materials and proxy card are being sent directly to you. If you hold Series B preferred stock or Series C preferred stock, Broadridge Financial Solutions, Inc will be sending the proxy materials and proxy card directly to you.

Stockholders of record may vote their shares via telephone by using the toll-free number listed on the proxy card or via the Internet at the website for Internet voting listed on the proxy card. In both methods of voting, the control number found on your proxy card will be needed. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

Stockholders who elect to vote by mail are asked to date, sign and return the enclosed proxy card using the self-addressed, postage-paid envelope provided. Telephone and Internet voting for stockholders of record will close at 11:59 p.m., Eastern Daylight Time, on the evening before the Annual Meeting. To vote at the meeting, please bring the enclosed proxy card, or vote using the ballot provided at the meeting.

If, like many stockholders, you hold your shares in street name through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of shares, and the proxy materials are being forwarded to you by your bank or broker. The availability of telephone and Internet voting will depend upon the voting processes of the bank or broker and stockholders should follow the voting instructions on the form they receive from their bank or broker. Street name stockholders who elect to vote by mail are asked to date, sign and return the enclosed voting instruction card using the self-addressed, postage-paid envelope provided. To vote at the meeting, you must obtain a legal proxy from the holder of record for your shares.

Q:	What constitutes a quorum, and why is a quorum required?

A:	A quorum is required for our stockholders to conduct business at the meeting in accordance with our Bylaws. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions and broker non-votes, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

Q:	What vote is required to approve the proposals?

A:	Proposal 1:

Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote. This means that the Director nominees who receive the most votes will be elected to fill the available seats on the Board.

Proposal 2 and Proposal 3:

Both the approval of the amendment to the Company’s 2010 Stock Incentive Plan and the ratification of KPMG LLP will be approved if a majority of the shares present in person or by proxy are cast for the proposal.

Proposal 4:

The amendment to our Amended and Restated Articles of Incorporation will be approved if a majority of the shares outstanding on the record date are cast for the proposal.

Holders of our common stock, Series B preferred stock and Series C preferred stock will vote together as a single class on each proposal. On the record date, Endeavour International Corporation had [            ] shares of common stock, 19,714 shares of Series B preferred stock and 37,000 shares of Series C Convertible Preferred stock outstanding and entitled to be voted at the meeting. Each stockholder is entitled to one vote for each share of common stock and 0.14 votes for each share of Series B preferred stock held by such stockholder. Each stockholder of the Series C Convertible Preferred stock is entitled to 114.3 votes for each share of Series C Convertible Preferred stock held by such stockholder.

Q:	How are abstentions and broker non-votes counted?

A:	Abstentions are counted as present for purposes of determining a quorum. If you abstain, it will have no effect on the election of the Directors. However, if you abstain, it will have the same effect as a vote “AGAINST” the ratification of the appointment of the independent auditor, the approval of the amendment to our 2010 Stock Incentive Plan, and the approval of the amendment to our Amended and Restated Articles of Incorporation.

A broker non-vote will be counted for purposes of determining a quorum. Broker non-votes will have no effect on the election the directors. However, a broker non-vote will have the same effect as a vote “AGAINST” the proposal to approve the amendment to our Amended and Restated Articles of Incorporation.

William L. Transier and Robert L. Thompson are Officers of the Company and were named by our Board of Directors as proxy holders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted as recommended by the Board of Directors. For beneficial stockholders, your broker or nominee will not be permitted to exercise voting discretion with respect to any other business that may come before the meeting if you do not provide timely instructions.

Q:	What are broker non-votes?

A:	Under NYSE rules, brokers are not permitted to vote their customers’ shares on non-routine matters unless they have received voting instructions from their customers. These rules define which matters are considered “non-routine,” and include three of the matters expected to be brought before this year’s Annual Meeting, (i) the election of Directors, (ii), the amendment to our 2010 Stock Incentive Plan, and (iii) the amendment to our Amended and Restated Articles of Incorporation. Broker non-votes are shares held in “street name” for which brokers do not receive voting instructions, and for which such brokers are not allowed to exercise discretionary voting authority because the matter is non-routine. If your shares are held in “street name,” you should follow the directions provided by your broker to instruct your broker to vote your shares.

Q:	Will my shares be voted if I don’t provide my proxy or instruction form?

A:	Registered Stockholders: If your shares are registered in your name, your shares will not be voted unless you provide a proxy, voting instructions by Internet or by telephone, or vote in person at the Annual Meeting.

Beneficial Owners: If you hold shares through an account with a bank, broker, or other nominee, and you do not provide voting instructions, your shares still may be voted on certain matters as explained as follows:

Brokerage firms have authority under NYSE rules to vote shares on routine matters for which their customers do not provide voting instructions. The ratification of the appointment of KPMG as our independent registered public accounting firm for 2012 is considered a routine matter. As a result, if you hold your shares through a broker and do not direct the broker how to vote your shares on this routine matter, your broker may vote the shares on your behalf.

However, Proposals 1,3 and 4—the election of Directors, and the amendment to our 2010 Stock Incentive Plan, and the amendment to our Articles of Incorporation respectively—are considered to be non-routine by the NYSE. As a result, your broker cannot vote on proposals 1, 3 or 4 unless you provide voting instructions to your broker.

We strongly encourage you to submit your voting instruction card and exercise your right to vote as a shareholder.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You may revoke your proxy at any time before its exercise through submission of a later dated proxy or written notice to the Company’s Corporate Secretary or by re-casting your vote by telephone or Internet. You may also revoke your proxy by voting in person at the Annual Meeting. If you are a beneficial stockholder, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Q:	Where can I find voting results of the meeting?

A:	We will announce preliminary voting results at the meeting and publish final results on Form 8-K within four business days of the meeting.

Q:	Who is making this solicitation and who will bear the cost for soliciting votes for the meeting?

A:	We are soliciting your proxy on behalf of the Board of Directors. We will bear all expenses in conjunction with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners; provided however, that we will not bear any costs related to an individual stockholder’s use of the Internet or telephone to cast their vote. We have engaged Morrow & Co., LLC, 470 West Ave., Stamford, Connecticut 06902, to assist us in the solicitation of proxies in connection with the Annual Meeting for a fee of approximately $9,000 plus out-of-pocket expenses. In addition, proxies may be solicited by mail, in person, or by telephone or fax by certain of our Officers, Directors and regular Employees.

Q:	What is “householding”?

A:	Some banks, brokers and other nominee record holders may send a single set of proxy materials and other stockholder communications to any household at which two or more stockholders reside. This process is called “householding.” We will promptly deliver a separate copy of these documents to you, if you call or write us at the attention of Investor Relations Department, Endeavour International Corporation, 811 Main Street, Suite 2100, Houston, Texas 77002, phone 713-307-8700. If you prefer to receive separate copies of our proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee holder, or you may contact us at the above address or phone number.

Q:	Whom should I call with other questions?

A:	If you have additional questions about this proxy statement or the meeting or would like additional copies of this document or our 2011 Annual Report on Form 10-K, please contact: Endeavour International Corporation, 811 Main Street, Suite 2100, Houston, Texas 77002, Attention: Investor Relations Department, Telephone: (713) 307-8700.

Q:	How can I communicate with the Company’s Board of Directors?

A:	Stockholders may send communications to our Board in care of the Corporate Secretary, Endeavour International Corporation, 811 Main Street, Suite 2100, Houston, Texas 77002. Please indicate whether your message is for the Board of Directors as a whole, a particular group or Committee of Directors or an individual Director.

Deadlines for Stockholder Proposals for Next Year’s Annual Meeting

You may submit proposals on matters appropriate for stockholder action at future annual meetings by following the rules of the SEC. We must receive proposals intended for inclusion in next year’s proxy statement and proxy card no later than December 13, 2012. All proposals and notifications should be addressed to the Office of the Corporate Secretary, Endeavour International Corporation, 811 Main Street, Suite 2100, Houston, Texas 77002. If the Company does not receive notice of any matter that a stockholder wishes to raise at the annual meeting in 2013 by March 4, 2013 and the matter is raised at that meeting, the proxy holders for next year’s meeting will have discretionary authority to vote on the matter.

Other Matters

The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons named in the proxy.

By Order of the Board of Directors,

Andrea F. Sigerseth
Secretary
April [ ], 2012

Additional Information about Us

From time to time, we receive calls from stockholders asking how to obtain additional information about us. If you would like to receive information about us, you may use one of the following methods:

•

Our main Internet site, located at http://www.endeavourcorp.com. A link to our investor relations page can be found on our main Internet site. Our investor relations page contains, among other things, management presentations, financial information, stock quotes and links to our filings with the Securities and Exchange Commission.

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You may read and copy the proxy statement at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain further information about the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Our filings are also available to the public on the Securities and Exchange Commission’s website located at http://www.sec.gov.

•

To have information such as our latest quarterly earnings release, Annual Report on SEC Form 10-K or Quarterly Reports on SEC Form 10-Q mailed to you, please contact investor relations at (713) 307-8700 or via email at IR@endeavourcorp.com.

Important Notice Regarding the Availability of Proxy Materials

For the Annual Meeting of Stockholders to be Held on May 24, 2012

The Notice of Annual Meeting of Stockholders, our Proxy Statement

and our Annual Report are available at

www.proxyvote.com

FIRST AMENDMENT TO THE

ENDEAVOUR INTERNATIONAL CORPORATION

2010 STOCK INCENTIVE PLAN

The Board of Directors of Endeavour International Corporation, a Nevada corporation (the “Company”), hereby makes this First Amendment (the “First Amendment”) to the Endeavour International Corporation 2010 Stock Incentive Plan (as amended, the “Plan”) to become effective May 24, 2012 (which is the date that the Company’s stockholders approve the First Amendment at the Company’s Annual Meeting of Stockholders).

WHEREAS, the Company established the Plan for purposes of providing incentive compensation awards to certain employees, officers, consultants and advisors of the Company and its subsidiaries which are based on the Company’s common stock, par value $0.001 per share (the “Stock”);

WHEREAS, the Plan originally authorized 8,000,000 shares of Stock to be reserved for issuance pursuant to the Plan;

WHEREAS, the Company consummated a 1:7 reverse stock split on November 18, 2010 which, pursuant to the provisions of the Plan, automatically reduced the number of shares available for issuance pursuant to the plan from 8,000,000 to 1,142,857;

WHEREAS, the Board of Directors of the Company has determined that there are no longer sufficient shares of Stock available for issuance under the Plan to meet the Company’s needs for future grants during the coming years;

WHEREAS, the Board of Directors of the Company has determined that it is the best interest of the Company and its shareholders to increase the number of shares of Stock available for issuance under the Plan by 1,950,000 shares of Stock so that the Company may continue to grant incentive and reward opportunities to eligible participants under the Plan;

WHEREAS, the Board of Directors of the Company has determined that the number of shares available for issuance under the Plan should reflect both the existing number of shares of Stock approved for issuance under the Plan, including the number of shares of Stock previously issued pursuant to the Plan, as well as the amount of shares of Stock added to the Plan by this First Amendment, for a total of 3,092,857 shares of Stock; and

NOW THEREFORE, for and in consideration of the foregoing and the agreements contained herein, the Plan shall be amended as follows:

1.	Amendment to Article V(a). The reference to the number “8,000,000” within Article 5(a) of the Plan is hereby deleted in its entirety and replaced with the number “3,092,857.”

2.	Remainder of Plan. Except as expressly provided herein, the Plan remains in full force and effect.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be duly executed in its name and on its behalf by its duly authorized representative on the date set forth above.

ENDEAVOUR INTERNATIONAL CORPORATION

By:
Name:	William L. Transier
Title:	Chairman, Chief Executive Officer and President

ENDEAVOUR INTERNATIONAL CORPORATION 811 MAIN STREET, SUITE 2100 HOUSTON, TX 77002

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M43643-P24571                                  KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

ENDEAVOUR INTERNATIONAL CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ________________________________________
The Board of Directors recommends you vote FOR ALL the following:
Vote on Directors		☐	☐	☐
1.	Election of Directors
Nominees:
01) Sheldon R. Erikson
02) Nancy K. Quinn
03) John N. Seitz
Vote on Proposal
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.						For	Against	Abstain
2.	Ratification of the appointment of Independent Auditor for 2012.					☐	☐	☐
3.	Approval of the amendment to the Company’s 2010 Stock Incentive Plan.					☐	☐	☐
4.	Approval of the amendment to the Company’s Amended and Restated Articles of Incorporation.					☐	☐	☐

NOTE: The undersigned hereby acknowledges receipt of the notice of Annual Meeting of Stockholders and the Proxy Statement furnished herewith.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

For address changes/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

to be Held on May 24, 2012:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

To obtain directions to attend the meeting and vote in person, please contact investor relations at

(713) 307-8700 or via e-mail at IRendeavourcorp.com

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M43644-P24571

ENDEAVOUR INTERNATIONAL CORPORATION

811 Main Street, Suite 2100, Houston, Texas 77002

This Proxy is Solicited By and on Behalf of the Board of Directors for the

Annual Meeting of Stockholders, May 24, 2012.

The undersigned hereby appoints William L. Transier and Robert L. Thompson, either or both of them, proxies of the undersigned with full power of substitution, to vote all shares of Endeavour International Corporation Common Stock, Series B Preferred Stock or Series C Preferred Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Endeavour International Corporation to be held in Houston, Texas on Thursday, May 24, 2012 at 10:00 a.m., local time, or at any adjournment or postponement thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

This proxy will be voted as indicated by the stockholder(s). If no choice is indicated on the reverse side, this proxy will be voted “FOR ALL” in item 1, “FOR” in items 2, 3 and 4, and at the discretion of the proxy holders with regard to any other matter that may properly come before the meeting or any adjournment or postponement thereof.

Address Changes/Comments: ______________________________________________________________________ ________________________________________________________________________________________________
(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on the reverse side